Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED TERM LOAN AGREEMENT

among

ALERIS INTERNATIONAL, INC.,

AURORA ACQUISITION MERGER SUB, INC.

(to be merged with and into Aleris International, Inc.),

ALERIS DEUTSCHLAND HOLDING GMBH,

VARIOUS LENDERS,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as SYNDICATION AGENT,

and

PNC BANK, NATIONAL ASSOCIATION,

NATIONAL CITY BUSINESS CREDIT, INC.

and

KEY BANK NATIONAL ASSOCIATION

as CO-DOCUMENTATION AGENTS

Dated as of August 1, 2006

and amended and restated as of December 19, 2006

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

DEUTSCHE BANK SECURITIES INC.

as JOINT LEAD ARRANGERS and

JOINT BOOK RUNNING MANAGERS

EXECUTION COPY

SECTION 1. Defined Terms		2

SECTION 2. Amount and Terms of Credit		56

2.01	The Commitments	56
2.02	Minimum Amount of Each Borrowing; Limitation on Euro Rate Loans	56
2.03	Notice of Borrowing	57
2.04	Disbursement of Funds	57
2.05	Notes	58
2.06	Conversions	59
2.07	Pro Rata Borrowings	60
2.08	Interest	60
2.09	Interest Periods for Euro Rate Loans	61
2.10	Increased Costs, Illegality, etc.	62
2.11	Compensation	64
2.12	Change of Lending Office	65
2.13	Replacement of Lenders	66
2.14	Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event	67

SECTION 3. Fees		67

3.01	Fees	67
3.02	Commitments	67
3.03	Mandatory Reduction of Commitments	67

SECTION 4. Prepayments; Payments; Taxes		68

4.01	Voluntary Prepayments	68
4.02	Mandatory Repayments	69
4.03	Payments and Computations	74
4.04	Net Payments	75

SECTION 5. Conditions Precedent to Loans on the Restatement Effective Date		78

5.01	Execution of Agreement; Notes	79
5.02	Opinions of Counsel	79
5.03	Corporate Documents; Proceedings; etc.	79
5.04	Consummation of the Merger	80
5.05	Equity Financing, New Notes, Revolving Loans, etc.	80
5.06	Refinancing; Excess Availability	80
5.07	Adverse Change	81
5.08	Credit Document Acknowledgement; Security Document Amendments; Pledge Agreements; Luxco Guaranty, etc.	81
5.09	Mortgage; Title Insurance; Landlord Waivers; etc.	84
5.10	Intercreditor Agreement	85

5.11	Financial Statements; Projections	85
5.12	Solvency Certificate; Insurance Certificates	86
5.13	Fees, etc.	86
5.14	Merger Agreement Representations and Warranties	86
5.15	No Default; Representations and Warranties	86
5.16	Notice of Borrowing	86

SECTION 6. Representations and Warranties		87

6.01	Organizational Status	87
6.02	Power and Authority	87
6.03	No Violation	87
6.04	Approvals	88
6.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect	88
6.06	Litigation	90
6.07	True and Complete Disclosure	90
6.08	Use of Proceeds; Margin Regulations	90
6.09	Tax Returns and Payments	90
6.10	Compliance with ERISA	90
6.11	The Security Documents	91
6.12	Properties	92
6.13	Subsidiaries; etc.	92
6.14	Compliance with Statutes, etc.	93
6.15	Investment Company Act	93
6.16	Environmental Matters	93
6.17	Employment and Labor Relations	93
6.18	Intellectual Property, etc.	94
6.19	Indebtedness	94
6.20	Insurance	94
6.21	Senior Indebtedness	94

SECTION 7. Affirmative Covenants		94

7.01	Information Covenants	94
7.02	Notice of Material Events	97
7.03	Existence; Franchises	98
7.04	Performance of Obligations	98
7.05	Maintenance of Properties	98
7.06	Books and Records; Inspection Rights	98
7.07	Compliance with Laws.	99
7.08	Use of Proceeds	99
7.09	Insurance	99
7.10	New Subsidiaries; Additional Security; Further Assurances; etc.	99
7.11	Designated Senior Indebtedness	102

SECTION 8. Negative Covenants		102

8.01	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	102
8.02	Limitations on Liens	109
8.03	Merger, Consolidation or Sale of All or Substantially All Assets	109
8.04	Limitation on Restricted Payments	111
8.05	Limitations on Transactions with Affiliates	118
8.06	Limitations on Asset Sales	120
8.07	Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries	122
8.08	Limitations on Guarantees of Indebtedness by Restricted Subsidiaries	124
8.09	Limitations on Sale and Lease-Back Transactions	124
8.10	Amendments to Subordination Provisions	125
8.11	Business of Aleris and Restricted Subsidiaries	125
8.12	Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization	125
8.13	Negative Covenants of Non U.S. Credit Parties	126

SECTION 9. Events of Default		126

9.01	Payments	126
9.02	Representations, etc.	126
9.03	Covenants	126
9.04	Default Under Other Agreements	126
9.05	Bankruptcy, etc.	127
9.06	Judgments	127
9.07	Guaranties	128
9.08	Security Documents	128
9.09	Additional Agreements	128
9.10	Change of Control	128

SECTION 10. The Administrative Agent and Collateral Agent		129

10.01	Appointment	129
10.02	Nature of Duties	129
10.03	Lack of Reliance on the Administrative Agent	130
10.04	Certain Rights of the Administrative Agent	130
10.05	Reliance	130
10.06	Indemnification	131
10.07	The Administrative Agent in its Individual Capacity	131
10.08	Holders	131
10.09	Resignation by the Administrative Agent	132
10.10	Collateral Matters	132
10.11	Amendments to Guaranties and Security Documents on the Restatement Effective Date	133
10.12	Delivery of Information	134

SECTION 11. Miscellaneous		134

11.01	Payment of Expenses, etc.	134
11.02	Right of Setoff	135
11.03	Notices	136
11.04	Benefit of Agreement; Assignments; Participations	137
11.05	No Waiver; Remedies Cumulative	139
11.06	Payments Pro Rata	139
11.07	Calculations; Computations	140
11.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	140
11.09	Counterparts	142
11.10	Effectiveness	142
11.11	Headings Descriptive	142
11.12	Amendment or Waiver; etc.	143
11.13	Survival	145
11.14	Domicile of Loans	145
11.15	Register	145
11.16	Confidentiality	145
11.17	INTERCREDITOR AGREEMENT	146
11.18	Aleris as Agent for the German Borrowers	147
11.19	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	148
11.20	Post-Closing Actions	148
11.21	The PATRIOT Act	149
11.22	Judgment Currency	149
11.23	Pledges of Bank Accounts Under General Terms and Conditions	150
11.24	Abstract Acknowledgment of Indebtedness and Joint Creditorship	150
11.25	Special Appointment of Collateral Agent for German Security	151
11.26	Absence of Back-to-Back Financing	152
11.27	Conflicting Provisions in Security Documents	154

SECTION 12. U.S. Borrower Guaranty		154

12.01	Guaranty	154
12.02	Reinstatement	154
12.03	Bankruptcy	155
12.04	Nature of Liability	155
12.05	Independent Obligation	155
12.06	Authorization	155
12.07	Reliance	156
12.08	Waiver	156
12.09	Maximum Liability	158

SECTION 13. Limitation on German Borrower Obligations		158

SCHEDULES

SCHEDULE I	—	Commitments

SCHEDULE II	—	Lender Addresses
SCHEDULE III	—	Real Property
SCHEDULE IV	—	Certain Tax Matters
SCHEDULE V	—	Subsidiaries
SCHEDULE VI	—	Existing Indebtedness
SCHEDULE VII	—	Insurance
SCHEDULE VIII	—	Existing Liens
SCHEDULE IX	—	Existing Investments
SCHEDULE X	—	Designated Assets
SCHEDULE XI	—	Post-Closing Actions
SCHEDULE XII	—	Unrestricted Subsidiaries
SCHEDULE XIII	—	Aleris’ Website for Electronic Delivery
SCHEDULE XIV	—	Labor Matters
SCHEDULE XV	—	Immaterial Subsidiaries
SCHEDULE XVI	—	Local Law Pledge Agreements

EXHIBITS

EXHIBIT A-1	—	Notice of Borrowing
EXHIBIT A-2	—	Notice of Conversion/Continuation
EXHIBIT B-1	—	U.S. Term Note
EXHIBIT B-2	—	German Term Note
EXHIBIT C	—	Section 4.04(b)(ii) Certificate
EXHIBIT D-1	—	Opinion of Fried, Frank, Harris, Shriver & Jacobson
EXHIBIT D-2	—	Opinion of Fried, Frank, Harris, Shriver & Jacobson
EXHIBIT E	—	Officers’ Certificate
EXHIBIT F-1	—	U.S. Pledge Agreement
EXHIBIT F-2	—	European Parent Pledge Agreement
EXHIBIT F-3	—	Credit Document Acknowledgment and Amendment
EXHIBIT G-1	—	U.S. Subsidiaries Guaranty
EXHIBIT G-2	—	European Subsidiaries Guaranty
EXHIBIT G-3	—	European Parent Guaranty
EXHIBIT H	—	U.S. Security Agreement
EXHIBIT I	—	Solvency Certificate
EXHIBIT J	—	Compliance Certificate
EXHIBIT K	—	[Intentionally Omitted]
EXHIBIT L	—	Term Creditor Mortgage
EXHIBIT M	—	Intercreditor Agreement
EXHIBIT N	—	Certification for presentation to the Tax Office for purposes of Section 8a of Germany’s Corporation Tax Law
EXHIBIT O	—	Joinder Agreement

EXECUTION COPY

AMENDED AND RESTATED TERM LOAN AGREEMENT, dated as of August 1, 2006 and amended and restated as of December 19, 2006, among AURORA ACQUISITION MERGER SUB, INC., a Delaware corporation (“Merger Sub”) to be merged with and into ALERIS INTERNATIONAL, INC., a Delaware corporation (“Aleris”), Aleris, ALERIS DEUTSCHLAND HOLDING GMBH, a company with limited liability formed under the laws of Germany (the “German Borrower” and, together with the U.S. Borrower (as defined below), collectively, the “Borrowers” and each, a “Borrower”), the Lenders party hereto from time to time, PNC BANK, NATIONAL ASSOCIATION, NATIONAL CITY BUSINESS CREDIT and KEY BANK NATIONAL ASSOCIATION, as co-documentation agents, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrowers, the Existing Lenders and the Administrative Agent are parties to a Term Loan Agreement, dated as of August 1, 2006 (as the same has been amended, modified or supplemented to, but not including the Restatement Effective Date, the “Existing Term Loan Agreement”);

WHEREAS, the Borrowers have requested that the Existing Term Loan Agreement be amended and restated in its entirety and, subject to and upon the terms and conditions set forth herein, the Borrowers have requested the credit facilities more fully provided pursuant to the terms of this Agreement, namely (i) the facility evidenced by the German Commitments (and the loans made pursuant thereto), which loans shall be made to the German Borrower and (ii) the facility evidenced by the U.S. Commitments (and the loans made pursuant thereto), which loans shall be made to the U.S. Borrower; and

WHEREAS, the loans to the German Borrower hereunder shall be guaranteed by the U.S. Credit Parties, the European Parent Guarantors and Subsidiaries of the German Borrower (but shall not be guaranteed by the Swiss CE and the Distribution Subsidiaries); and

WHEREAS, all obligations of the U.S. Credit Parties hereunder (whether as borrowers or guarantors) shall be secured pursuant to the relevant U.S. Security Documents executed and delivered by the U.S. Credit Parties, with the intent being that (x) First Priority security interests be granted to secure the Term Obligations in all Term Priority Collateral of the U.S. Credit Parties and (y) second priority security interests be granted to secure the Term Obligations in all ABL Priority Collateral of the U.S. Credit Parties; and

WHEREAS, all obligations of the European Credit Parties (whether as borrowers or guarantors) shall be secured by First Priority security interest in all Collateral provided by the German Borrower and certain European Subsidiary Guarantors; and

WHEREAS, Collateral consisting of all Equity Interests in the European Parent Guarantors and any Collateral provided by them pursuant to the Security Documents entered into and delivered by them will be shared (with the creditors pursuant to the ABL Credit Agreement and any refinancing thereof as permitted pursuant to the Intercreditor Agreement) on the basis provided in the Intercreditor Agreement; and

WHEREAS, the ABL Credit Agreement is being entered into substantially concurrently with the amendment and restatement of this Agreement, and all Collateral provided by the U.S. Credit Parties is intended to provide the ABL Secured Parties pursuant to the ABL Credit Agreement with second priority security interests in the Term Priority Collateral, and with First Priority security interests in the ABL Priority Collateral, granted pursuant to the relevant security documents securing the ABL Obligations; and

WHEREAS, a portion of the loans made available pursuant to the ABL Credit Agreement shall be borrowed directly by the Swiss CE, which, as of the Restatement Effective Date, shall be a sister subsidiary of the German Borrower (with each of the German Borrower and the Swiss CE being owned by a common parent which is a European Parent Guarantor), and the ABL Obligations may be secured by assets of the Swiss CE and the Distribution Subsidiaries, which assets shall not secure the Term Obligations; and

WHEREAS, this Agreement (and all Lenders from time to time party hereto) shall be subject to the terms and conditions of the Intercreditor Agreement, which more fully describes the sharing arrangements referenced above (and which in the event of any conflict with this Agreement, including the above description, shall be binding); and

WHEREAS, subject to the terms and conditions of this Agreement and the other Credit Documents, and subject to the terms of the Intercreditor Agreement, the Lenders are willing, subject to and upon the terms and conditions set forth herein, to amend and restate the Existing Term Loan Agreement, and to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Collateral Agent” shall mean the “Collateral Agent” as defined in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean the amended and restated credit agreement, dated as of August 1, 2006 and amended and restated as of the date hereof, by and among Aleris, each other U.S. Borrower party thereto, Corus S.E.C./Corus L.P., acting and represented by its general partner Corus Aluminum Inc., Aleris Switzerland GmbH, each other Subsidiary of Aleris party thereto, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, and Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, as it may be amended (including any amendment and restatement thereof), extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, provided that any increase in amount is permitted under Section 8.01) from time to time, including one or more credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Aleris as additional borrowers or guarantors thereunder; provided that any increase in amount is permitted under Section 8.01 and the incurrence of such obligations by any additional borrowers is permitted under Sections 8.01 and 8.02) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, or other investors and whether involving the same or different group of Aleris and its Subsidiaries as principal obligors or guarantors; provided that, in the event it is secured by any Collateral securing the obligations under the Credit Documents, the parties to any such credit facilities, credit agreements, loan agreements, indentures, commercial paper facilities or similar agreements (or any agent on their behalf) shall have executed the Intercreditor Agreement or the joinder agreement in respect thereof.

“ABL Obligations” shall mean the ABL Obligations under (and as defined in) the ABL Credit Agreement.

“ABL Priority Collateral” shall mean and shall include all “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“ABL Secured Parties” shall have the meaning provided in the ABL Credit Agreement.

“ABL Security Documents” shall mean “Security Documents” as defined in the ABL Credit Agreement.

“Account” shall mean an “account” (as such term is defined in Article 9 of the UCC), and any and all supporting obligations (as such term is defined in Article 9 of the UCC) in respect thereof.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” shall mean all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Additional Security Document” shall mean each additional security agreement, pledge, mortgage or other document granting a lien in the Collateral delivered pursuant to Section 7.10 (as amended, modified or supplemented from time to time).

“Adjustment Date” shall mean the first day of each Fiscal Quarter of Aleris.

“Administrative Agent” shall mean DBNY, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.

“Affected Loans” shall have the meaning provided in Section 4.02(i).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of Aleris or any Subsidiary thereof.

“Affiliate Transaction” has the meaning provided in Section 8.05.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers.

“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Aleris” shall have the meaning provided in the first paragraph of this Agreement.

“Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided, however, that (i) if the Consolidated Leverage Ratio of Aleris and its Subsidiaries as of the last day of the applicable Excess Cash Flow Payment Period is equal to or less than 2.75:1.00 but greater than 2.25:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 25%, and (ii) if the Consolidated Leverage Ratio of Aleris and its Subsidiaries as of the last day of the applicable Excess Cash Flow Payment Period is equal to or less than 2.25:1.00, then the Applicable Excess Cash Flow Repayment Percentage shall be 0%.

“Applicable Margin” shall mean (x) if prior to the date a certificate is delivered pursuant to Section 7.01(c) in respect of the Fiscal Quarter ending March 31, 2007, a percentage per annum equal to (I) in the case of U.S. Loans maintained as (A) Base Rate Loans, 1.375% and (B) Eurodollar Loans, 2.375% and (II) in the case of German Loans maintained as Euro Rate Loans, 2.50% and (y) if on or after the date a certificate is delivered pursuant to Section 7.01(c) in respect of the Fiscal Quarter ending March 31, 2007, the percentage per annum set forth below opposite the respective Level (i.e., Level 1 or Level 2, as the case may be) of the Consolidated Leverage Ratio indicated to have been achieved as set forth in the most recent certificate delivered pursuant to Section 7.01(c):

Level	Consolidated Leverage Ratio	U.S. Loans maintained as Eurodollar Loans	U.S. Loans maintained as Base Rate Loans	German Loans maintained as Euro Rate Loans
2	Greater than or equal to 4.00:1.00	2.375%	1.375%	2.50%
1	Less than 4.00:1.00	2.125%	1.125%	2.25%

The Applicable Margins as so determined shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 7.01(c); provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Margin would otherwise be implemented, no reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Asset Sale” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Aleris or any Restricted Subsidiary (each referred to in this definition as a “disposition”), and (b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(i) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of Aleris in a manner permitted pursuant to Section 8.03 or any disposition that constitutes a Change of Control;

(iii) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by Section 8.04;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in each case that do not or would not upon issuance constitute Fixed Assets, in any transaction or series of transactions with an aggregate fair market value of less than $25,000,000;

(v) any disposition of Fixed Assets in any transaction or series of transactions with an applicable fair market value of less than $10,000,000;

(vi) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Aleris or by Aleris or a Restricted Subsidiary to a Restricted Subsidiary;

(vii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(viii) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(ix) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(x) foreclosures on assets;

(xi) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(xii) the unwinding of any Hedging Obligations.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction shall mean, as at the time of determination, the present value (discounted at the cash interest rate borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Available Currency” shall mean (i) with respect to U.S. Loans, U.S. Dollars and (ii) with respect to German Loans, Euros.

“Bank Certificate” shall have the meaning provided in Section 11.26(a).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement. Unless the context otherwise requires, each reference in this Agreement to “each Borrower” or “the respective Borrower” shall be deemed to be a reference to (x) the U.S. Borrower or (y) the German Borrower, as the case may be.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrower or the German Borrower, from all the Lenders having Commitments of the respective Tranche on the Restatement Effective Date (or resulting from a conversion or conversions on a given date) having in the case of Euro Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Euro Rate Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Rate Loans, any day which is a Business Day described in clause (i) and which is also (A) in the case of Eurodollar Loans, a day for trading by and between banks in deposits in U.S. Dollars in the London interbank market and (B) in relation to any transaction in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Expenditures” shall mean, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Aleris and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Aleris and the Restricted Subsidiaries and (b) the value of all assets under Capitalized Lease Obligations incurred by Aleris and its Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include:

(i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced,

(ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not applied to prepay Loans pursuant to Section 4.02(c),

(iv) expenditures that constitute Consolidated Lease Expense,

(v) expenditures that are accounted for as capital expenditures by Aleris or any Restricted Subsidiary and that actually are paid for by a Person other than Aleris or any Restricted Subsidiary and for which neither a Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period),

(vi) the book value of any asset owned by a Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or

(vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder.

“Capital Stock” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000, (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, (viii) in the case of any Foreign Subsidiary of Aleris, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s, (ix) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition, (x) U.S. Dollars and (xi) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Aleris and its Subsidiaries, taken as a whole, to any person other than a Permitted Holder;

(ii) Aleris becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Aleris or any of its direct or indirect parent companies; or

(iii) a “change of control” or similar event shall occur as provided in the ABL Credit Agreement and/or any permitted refinancing thereof, and/or as provided in the documentation relating to the New Senior Notes or the New Senior Subordinated Notes or, in each case, any Refinancing Indebtedness relating thereto.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean each of PNC Bank, National Association, National City Business Credit Inc. and Key Bank National Association, in their respective capacities as Co-Documentation Agents, and any successors thereto.

“Co-Investors” shall mean Persons (and their Affiliates) who, on the Restatement Effective Date, are limited partners of TPG Partners IV, L.P. or TPG Partners V, L.P.

“Collateral” shall mean, collectively, the Term Priority Collateral and the ABL Priority Collateral.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person (other than Aleris or any other Credit Party) in possession of, having a Lien upon, or having rights or interests in the books, Equipment or Inventory of any Borrower or any Subsidiary of a Borrower, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall mean DBNY, in its capacity as Collateral Agent for the Lenders hereunder, and shall include any successor to the Collateral Agent appointed pursuant to Section 10.09.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the U.S. Commitment or the German Commitment.

“Company Material Adverse Effect” shall mean a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of Aleris and its Subsidiaries taken as a whole or (ii) the ability of Aleris to timely consummate the transactions contemplated by the Merger Agreement, provided, that, a Company Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which Aleris or its Subsidiaries operate, (C) changes in securities markets generally, (D) any act of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of Aleris or any of its Subsidiaries), (E) changes, after the date hereof, in generally accepted accounting principles or interpretations thereof, (F) changes, after the date hereof, in Laws (as defined in the Merger Agreement), rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in the Merger Agreement), (G) the announcement of the Merger Agreement and the transactions contemplated thereby or (H) changes in the market price of the Shares (as defined in the Merger Agreement), unless in the case of the foregoing clauses (A), (B), (E) and (F), such changes referred to therein have a disproportionate effect on Aleris and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which Aleris or its Subsidiaries operate.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Aleris, dated November 2006.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related non-cash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(a) increased by (without duplication): (i) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus (ii) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income, plus (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income, plus (iv) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Corus Transaction and the Transaction, in each case, deducted in computing Consolidated Net Income, plus (v) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (x) acquisitions after the Restatement Effective Date or (y) the closing of any production or manufacturing facilities after the Restatement Effective Date, plus (vi) any write offs, write downs or other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (vii) the amount of any minority interest expense deducted in computing Consolidated Net Income, plus (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsor and the Co-Investors to the extent permitted under Section 8.05, plus (ix)(A) the amount of cost savings projected by Aleris in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after the Restatement Effective Date and (z) the aggregate amount of cost savings added pursuant to this clause (A) shall not exceed $40,000,000 for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”) and (B) the amount of (i) cost savings or (ii) increases in Consolidated EBITDA, in each case projected by Aleris in good faith to be realized as the result of the replacement of or modification to contractual arrangements with unaffiliated third parties (calculated on a pro forma basis as though such cost savings or increases in Consolidated EBITDA had been realized on the first day of such period) and, in the case of cost savings, net of the amount of actual benefits realized during such period from such action; provided that such contractual arrangements were entered into with a Person that was acquired by Aleris or its Restricted Subsidiaries within 12 months of any such replacement or modification, plus (x) any costs or expenses incurred by Aleris or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Aleris or net cash proceeds of issuance of Equity Interests of Aleris (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 8.04(a)(iii);

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing Consolidated EBITDA in accordance with this definition); and

(c) increased or decreased, as applicable, by (without duplication) (i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness and (iii) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding

(A) Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees and (D) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income for such period. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean for any period, all rental expenses of Aleris and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions permitted hereunder), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to an acquisition of a Person or business unit to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”, with respect to any Person as of any date of determination, shall mean the ratio of (a) Consolidated Total Indebtedness of such Person as of the end of the most recent Fiscal Quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recently ended four full consecutive quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation, one-time compensation charges and the Transactions and any expenses directly attributable to the implementation of cost-saving initiatives) shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by Aleris, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary of Aleris, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (f) below),

(f) solely for the purpose of determining the amount available for Restricted Payments under Section 8.04(a)(iii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Aleris will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Aleris or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Corus Transaction, the Transaction or any acquisition that is consummated after the Restatement Effective Date, net of taxes, shall be excluded,

(h) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 8.04 only (other than clause (a)(iii)(D) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Aleris and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Aleris and the Restricted Subsidiaries, any repayments to Aleris or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 8.04(a)(iii)(D).

“Consolidated Secured Debt Ratio” as of any date of determination shall mean the ratio of (a) Consolidated Total Indebtedness of Aleris and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent Fiscal Quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of Consolidated EBITDA of Aleris and the Restricted Subsidiaries for the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of Aleris and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) all obligations relating to Receivables Facilities) and (b) the aggregate amount of all outstanding Disqualified Stock of Aleris and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Aleris.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Aleris and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Aleris and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) the current portion of interest and (iii) the current portion of current and deferred income taxes.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Conversion Event” shall mean (i) the occurrence of any Event of Default with respect to either Borrower pursuant to Section 9.05, (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the penultimate paragraph of Section 9 or (iii) the failure of either Borrower to pay any principal of, or interest on, Loans of any Tranche on or before the tenth Business Day following the Final Maturity Date.

“Converted German Loan” shall have the meaning provided in Section 2.01(b).

“Converted U.S. Loan” shall have the meaning provided in Section 2.01(a).

“Corus Acquired Business” shall mean the business acquired pursuant to the Corus Acquisitions.

“Corus Acquisitions” shall mean, the acquisition consummated on August 1, 2006 by Aleris and its Subsidiaries of (i) all of the limited partnership interests in Corus L.P., a limited partnership organized under the laws of Quebec and all of the shares of Corus Aluminium Inc., a corporation organized under the laws of Quebec and each of their respective Subsidiaries and (ii) all of the beneficial interest in the entire share capital of Corus Hylite BV, Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp. and Hoogovens Aluminium Europe Inc. and each of their respective Subsidiaries.

“Corus Transaction” shall mean, collectively, (i) the entering into of the Existing Term Loan Agreement and the related documentation and the incurrence of Loans on the Original Effective Date, (ii) the refinancing of certain existing Indebtedness of Aleris and the Corus Acquired Business on the Original Effective Date, (iii) the consummation of the Corus Acquisitions, (iv) the incurrence of the Existing Senior Bridge Loans on the Original Effective Date, (v) the incurrence of the revolving loans and the issuance of letters of credit under the Existing ABL Credit Agreement on the Original Effective Date, (vi) all intercompany loans, equity contributions, repayments of intercompany loans, dividends, distributions and other intercompany Investments related to the foregoing and (vii) the payment of all fees and expenses in connection with the foregoing.

“Credit Document Acknowledgement and Amendment” shall mean the Credit Document Acknowledgement and Amendment in the form of Exhibit F-3, as amended, modified, restated or supplemented from time to time.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Guaranty and each Security Document.

“Credit Party” shall mean each Borrower and each Guarantor.

“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Decree” shall have the meaning provided in Section 11.26(a).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, unless cured or waived, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Derivative Transaction” shall mean (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Aleris or its Subsidiaries shall be a Derivative Transaction.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Aleris or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of Aleris (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of Aleris or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to Aleris or a Restricted Subsidiary) and is so designated as Designated Preferred Stock pursuant to an officers’ certificate executed by an executive vice president and the principal financial officer of Aleris or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 8.04(a)(iii).

“Disqualified Lender” shall mean any Person designated by Aleris in writing to the Administrative Agent in accordance with that certain letter agreement dated as of August 7, 2006 between Holdings, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and DBNY.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the Final Maturity Date and the date the Loans are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of Aleris or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Aleris or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or any obligation under any such plan.

“Distribution Subsidiary” shall mean each Subsidiary of the Swiss CE.

“Documents” shall mean the Credit Documents and the Merger Documents.

“Dollar Denominated Loan” shall mean all Loans incurred in U.S. Dollars (and all Loans converted into U.S. Dollars pursuant to Section 2.14, after the conversion thereof).

“Dollar Equivalent” shall mean, in the case of any Euro Denominated Loan, the amount of U.S. Dollars which could be purchased with the amount of Euros involved in such computation at (x) the spot exchange rate as shown in the Wall Street Journal on the date which is one Business Day prior to any such determination (or on such other basis as is satisfactory to the Administrative Agent) or (y) if the provisions of the foregoing clause (x) are not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for Euros calculated by the Administrative Agent (each such exchange rate, the “Spot Exchange Rate”); provided that notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in Euros in its reasonable discretion using the Spot Exchange Rates therefor.

“Domestic Subsidiary” shall mean each Subsidiary of Aleris incorporated or organized in the United States or any State or territory thereof.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” as defined in Regulation D of the Securities Act) (but excluding natural persons), but in any event excluding the Permitted Holders and their Affiliates and Holdings and its Subsidiaries; provided, however, that, unless otherwise agreed by Aleris, during the existence of an Event of Default, no Person (other than a Lender) shall be an “Eligible Transferee” if the assignment of any Loans to such Person would cause such Person to have Loans in excess of 25% of the aggregate outstanding Loans at such time.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign, multi-national or local statute, law, rule, regulation, ordinance, code, directive, guidance or policy having the effect of law, and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall mean “equipment” (as such term is defined in Article 9 of the UCC) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Financing” shall have the meaning provided in Section 5.05.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of Aleris or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to Aleris’ or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8, (b) any such public or private sale that constitutes an Excluded Contribution and (c) an issuance to Aleris or any Subsidiary of Aleris.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with Aleris is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Aleris or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Aleris or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Aleris or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Aleris or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Aleris or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro Denominated Loan” shall mean each German Loan denominated in Euros at the time of the incurrence thereof (unless and until converted into Dollar Denominated Loans pursuant to Section 2.14).

“Euro LIBOR” shall mean, with respect to each Borrowing of Euro Denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 a.m. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Euro Denominated Loans then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 a.m. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Euro Denominated Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of Euro Denominated Loans, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lenders) to fund a Borrowing of Euro Denominated Loans with maturities comparable to the Interest Period applicable thereto.

“Euro Rate” shall mean and include each of the Eurodollar Rate and Euro LIBOR.

“Euro Rate Loan” shall mean and include each Eurodollar Loan and each Euro Denominated Loan.

“Eurodollar Loans” shall mean each Dollar Denominated Loan designated as such by the U.S. Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean the rate per annum obtained by dividing (i)(a) the per annum rate that appears on page 3750 of the Dow Jones Markets Screen (or any successor page) for U.S. Dollar deposits with maturities comparable to the Interest Period applicable to the Eurodollar Loan subject to the respective Borrowing commencing two Business Days thereafter as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the commencement of the respective Interest Period or (b) if such a rate does not appear on page 3750 of the Dow Jones Markets Screen (or any successor page), the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the applicable Eurodollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 a.m. (New York time) on the applicable Interest Determination Date, in each case (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“European Credit Party” shall mean the German Borrower, each European Parent Guarantor and each European Subsidiary Guarantor.

“European Manufacturing Subsidiaries” shall mean each of the Subsidiaries of Aleris organized in any country which is a member state of the European Community established pursuant to the Treaty or any other jurisdiction reasonably satisfactory to the Administrative Agent, designated by Aleris in writing to the Administrative Agent as a “European

Manufacturing Subsidiary”; provided that in no event shall such term include the Swiss CE or any of its Subsidiaries. On the Restatement Effective Date, the European Manufacturing Subsidiaries consist of the Subsidiaries designated as such on Schedule V.

“European Parent Guarantor” shall mean each of (i) the direct parent of each of the Swiss CE and German Borrower and (ii) the direct or indirect parent of the entity described in preceding clause (i) which is not a U.S. Credit Party. On the Restatement Effective Date, the European Parent Guarantors are Dutch Aluminum CV and IMCO Recycling Holding BV.

“European Parent Guaranty” shall mean the European Parent Guaranty in the form of Exhibit G-3 (as amended, modified or supplemented from time to time).

“European Parent Pledge Agreement” shall mean each European Parent Pledge Agreement in the form of Exhibit F-2 or such other pledge agreement in form and substance reasonably satisfactory to the Administrative Agent (as amended, modified or supplemented from time to time).

“European Security Agreement” shall mean each security agreement or document delivered by a European Credit Party pursuant to the Existing Term Loan Agreement (as amended, modified or supplemented from time to time).

“European Security Documents” shall mean each European Security Agreement and each Additional Security Document covering assets of the European Credit Parties.

“European Subsidiaries Guaranty” shall mean the European Subsidiaries Guaranty in the form of Exhibit G-2 (as amended, modified or supplemented from time to time).

“European Subsidiary” shall mean any Subsidiary of the German Borrower that is incorporated or organized under the laws of any country which is a member state of the European Community established pursuant to the Treaty.

“European Subsidiary Guarantor” shall mean (i) on the Restatement Effective Date, the Subsidiaries of the German Borrower designated as European Subsidiary Guarantors on Schedule V hereto and (ii) from and after the Restatement Effective Date, any Foreign Subsidiary of Aleris that is a Wholly-Owned Subsidiary (other than the Swiss CE and its Subsidiaries, the German Borrower and the European Parent Guarantors) that becomes a European Subsidiary Guarantor pursuant to Section 7.10, in each case until such time as the respective European Subsidiary Guarantor is released from all of its obligations under its European Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 9.

“Excess Cash Flow” shall mean, for any Fiscal Year, an amount equal to the excess of:

(a) the sum, without duplication, of: (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by Aleris and its Restricted Subsidiaries completed during such period), (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by Aleris and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and (v) the amount of all cash payments during such period that are associated with any income and withholding taxes that reduced Excess Cash Flow in a previous period pursuant to clause (b)(xiii) below; over

(b) the sum, without duplication, of: (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (j) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Aleris or its Restricted Subsidiaries, (iii) the aggregate amount of all principal payments of Indebtedness of Aleris and its Restricted Subsidiaries (including (x) the principal component of payments in respect of Capitalized Lease Obligations and (y) the amount of any prepayment of Loans pursuant to Section 4.01, 4.02(c) or (d) made with the proceeds of an Asset Sale or Recovery Event to the extent such Asset Sale or Recovery Event resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of the Loans and (z) prepayments of loans under the ABL Credit Agreement to the extent there is an equivalent permanent reductions in commitments thereunder) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other long-term Indebtedness of Aleris or its Restricted Subsidiaries, (iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by Aleris and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions of a Person or business unit by Aleris and its Restricted Subsidiaries during such period), (vi) cash payments by Aleris and its Restricted Subsidiaries during such period in respect of long-term liabilities of Aleris and its Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Investments and acquisitions made during such period to the extent permitted hereunder, to the extent that such Investments and acquisitions were financed with internally generated cash flow of Aleris and its Restricted Subsidiaries, (viii) the amount of Restricted Payments made during such period to the extent permitted under Section 8.04(b)(xvi), to the extent that such Restricted Payments were financed with internally generated cash flow of Aleris and its Restricted Subsidiaries, (ix) the aggregate amount of expenditures actually made by Aleris and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Aleris and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters, (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and (xiii) an amount equal to the income and withholding taxes (as estimated in good faith by senior financial or senior accounting officer of Aleris giving effect to the overall tax position of Aleris and its Subsidiaries) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow that is attributable to the actual repatriation to Aleris or any of its Subsidiaries of undistributed earnings of Foreign Subsidiaries of Aleris to enable Aleris to prepay the Loans as required under Section 4.02(e) in respect of Excess Cash Flow for such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 105 days after the last day of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding Fiscal Year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by Aleris from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of Aleris or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Aleris) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Aleris, in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by an executive vice president and the principal financial officer of Aleris on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 8.04(a)(iii).

“Existing ABL Credit Agreement” shall mean the Credit Agreement, dated as of August 1, 2006, by and among Aleris, each other U.S. borrower party thereto, Corus S.E.C./Corus L.P., acting and represented by its general partner Corus Aluminium Inc., Aleris

Switzerland GmbH, each other Subsidiary of Aleris party thereto, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and Deutsche Bank AG, Canada Branch, as Canadian administrative agent.

“Existing German Loan” shall mean each “German Loan” under, and as defined in, the Existing Term Loan Agreement as of the Restatement Effective Date.

“Existing Indebtedness” shall have the meaning provided in Section 6.19.

“Existing Lender” shall mean each “Lender” under, and as defined in, the Existing Term Loan Agreement as of the Restatement Effective Date.

“Existing Loans” shall mean each “Loan” under, and as defined in, the Existing Term Loan Agreement as of the Restatement Effective Date.

“Existing Mortgage Policy” shall mean each mortgagee title insurance policy issued in connection with the Existing Term Creditor Mortgages.

“Existing Senior Bridge Loan Agreement” shall mean the Bridge Loan Credit Agreement dated August 1, 2006 among Aleris and the lenders party thereto as in effect on the Restatement Effective Date.

“Existing Senior Bridge Loans” shall mean the loans made under the Senior Bridge Loan Agreement.

“Existing Term Creditor Mortgages” shall mean the mortgages, debentures or deeds of trust delivered pursuant to the Existing Term Loan Agreement.

“Existing Term Loan Agreement” shall have the meaning provided in the recitals.

“Existing U.S. Loan” shall mean a “U.S. Loan” under, and as defined in, the Existing Term Loan Agreement as of the Restatement Effective Date.

“Existing U.S. Mortgaged Properties” shall have the meaning provided in Section 5.09.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Final Maturity Date” shall mean December 19, 2013.

“Financial Officer” of any Person shall mean the chief financial officer, controller or treasurer of such Person.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than Permitted Collateral Liens.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Aleris and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Assets” shall mean at any time (i) all of the Term Priority Collateral at such time, (ii) Equity Interests of any Person and (iii) all other Material Real Property and other property, plant, equipment and intellectual property of Aleris and its Restricted Subsidiaries, in each case with a fair market value in excess of $2,500,000 at such time.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Aleris or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four Fiscal Quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Aleris or any Restricted Subsidiary during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Aleris or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Aleris. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Aleris to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Aleris may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Lender” shall mean a Lender to the U.S. Borrower that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

“Foreign Pension Plan” shall mean a material registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which Aleris or a Subsidiary of Aleris sponsors or maintains, or to which it makes or is obligated to make contributions with respect to which any liability is borne, outside the 50 states of the United States.

“Foreign Plan” shall mean each Foreign Pension Plan, and each material deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by Aleris or any of its Subsidiaries, which plan, fund, agreement, commitment or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean each Subsidiary of Aleris that is incorporated or organized under the laws of any jurisdiction other than the United States or any State or territory thereof.

“Foreign Subsidiary Total Assets” shall mean the total amount of all assets of Foreign Subsidiaries of Aleris and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Aleris.

“Funded Debt” shall mean all Indebtedness of Aleris and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

“German Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“German Borrower Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender by the German Borrower pursuant to the terms of this Agreement or any other Credit Document.

“German Borrowing Party” means a Borrower subject to corporation income tax or income tax in the Federal Republic of Germany or a company which is deemed to be a borrower according to paragraph 5 of section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz).

“German Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “German Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 11.04(b).

“German Lender” shall mean each Lender which has a German Commitment or which has any outstanding German Loans. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each German Lender and shall include references to any Affiliate of any such Lender which is acting as a German Lender.

“German Loan” shall have the meaning provided in Section 2.01(b).

“German Security” shall have the meaning provided in Section 11.25(b).

“German Term Note” shall have the meaning provided in Section 2.05(a).

“Governmental Authority” shall mean any federal (including the federal government of Canada), state, local, provincial, foreign, multi-national or other governmental or administrative body, instrumentality, department, board, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Creditors” shall mean and include (x) the Administrative Agent, the Collateral Agent and each Lender and (y) each Other Creditor.

“Guaranteed Party” shall mean (x) the German Borrower and (y) each Subsidiary of Aleris party to a Secured Hedging Agreement.

“Guarantor” shall mean Aleris, each U.S. Subsidiary Guarantor, each European Parent Guarantor, each European Subsidiary Guarantor, the VAW-IMCO Guarantor and the Luxco Guarantor.

“Guaranty” shall mean the U.S. Borrower Guaranty, the U.S. Subsidiaries Guaranty, each European Parent Guaranty, each European Subsidiaries Guaranty, the VAW-IMCO Guaranty and the Luxco Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any applicable Environmental Law.

“Hedge Agreement” shall mean any agreement with respect to any Derivative Transaction between Aleris or any Subsidiary and any other Person.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” shall mean Aurora Acquisition Holdings, Inc., a Delaware corporation.

“IFRS” shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary designated as such in writing by Aleris that (i) contributed 2.5% or less of Consolidated EBITDA of Aleris and its Restricted Subsidiaries for the period of four Fiscal Quarters most recently ended more than 45 days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent

Fiscal Quarter ended more than 45 days prior to the date of determination. The Immaterial Subsidiaries as of the Restatement Effective Date are listed on Schedule XV.

“incur” has the meaning set forth in Section 8.01.

“incurrence” has the meaning set forth in Section 8.01.

“Indebtedness” shall mean, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; (c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and (d) Attributable Debt in respect of Sale and Lease-Back Transactions; provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and (B) obligations under, or in respect of, Receivables Facilities.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Aleris, qualified to perform the task for which it has been engaged and that is independent of Aleris and its Affiliates.

“Indirect Section 4.04 Indemnitee” shall mean each Section 4.04 Indemnitee that is not a Lender or the Administrative Agent.

“Initial Lien” shall have the meaning provided in Section 8.02.

“Intercreditor Agreement” shall have the meaning provided in Section 5.10.

“Interest Determination Date” shall mean, with respect to any Euro Rate Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Period” shall mean as to any Borrowing of Euro Rate Loans, the interest period applicable to such Borrowing of Euro Rate Loans selected pursuant to, and otherwise subject to the provisions of, Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean “inventory” (as such term is defined in Article 9 of the UCC).

“Investment Grade Securities” shall mean (a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Aleris and its subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b), which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 8.04, (a) “Investments” shall include the portion (proportionate to Aleris’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Aleris at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Aleris shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) Aleris’ “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to Aleris’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Aleris.

“Joinder Agreement” shall have the meaning provided in Section 7.10.

“Joint Book Running Managers” shall mean Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P. in their capacities as Joint Lead Arrangers, and any successors thereto.

“Judgment Currency” shall have the meaning provided in Section 11.22(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 11.22(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 11.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing, (ii) a Lender having notified in writing any Credit Party and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or (iii) for purposes of Section 2.13 or 4.01(b) only, the commencement of insolvency proceedings with respect to a Lender or the takeover by any Governmental Authority of the assets or management of a Lender.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” shall mean each U.S. Loan and each German Loan.

“Local GAAP” shall mean with respect to any Foreign Subsidiary of Aleris generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time or, at the option of such Foreign Subsidiary, IFRS.

“Local Law Pledge Agreement” shall have the meaning provided in Section 5.08(h).

“LTIBR” shall mean any interest bearing receivables as defined in marginal notes 20 and 37 of the Decree of the Federal Ministry of Finance (Bundesministerium für Finanzen) IV A “ – S 2742a – 20/04 dated 15 July 2004, Federal Tax Gazette I 2004, 593 (“Decree of 15 July 2004”) together with marginal note 1 of the Decree of the Federal Ministry of Finance IV B 7 – S 2742a – 31/05 dated 22 July 2005, Federal Tax Gazette I 2005, 829 (“Decree of 22 July 2005”), or as defined in any future administrative pronouncement of the German tax authorities which overrule the definition contained in marginal notes 20 and 37 of the Decree of 15 July 2004 and marginal note 1 of the Decree of 22 July 2005.

“Luxco Guarantor” shall mean Aleris Luxembourg S.A.R.L.

“Luxco Guaranty” shall mean the Guaranty by the Luxco Guarantor in favor of the Administrative Agent guaranteeing all of the obligations of the Borrowers, which Guaranty shall be in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, modified, or supplemented from time to time).

“Luxco Pledge Agreement” shall mean the Pledge Agreement by the Luxco Guarantor in favor of the Collateral Agent, which pledge agreement shall be in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, modified, or supplemented from time to time).

“Management Services Agreement” shall mean the agreement among Aleris and the Sponsor dated as of the Restatement Effective Date, pursuant to which the Sponsor agrees to provide certain advisory services to Aleris in exchange for certain fees.

“Management Stockholders” shall mean the members of management of Aleris (or its direct parent) who are holders of Equity Interests of Aleris (or any of its direct or indirect parent companies) on the Restatement Effective Date.

“Mandatory Cost” shall mean the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations or business of Aleris and its Subsidiaries taken as a whole, (b) Aleris and its Subsidiaries’ collective ability to pay the Term Obligations in accordance with the terms thereof or (c) the rights of, or remedies available to the Administrative Agent, the Collateral Agent and the Lenders under, this Agreement and the other Credit Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of Aleris and its Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “obligations” of Aleris or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Aleris or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Property” shall mean any Real Property owned in fee by Aleris or any of its Subsidiaries the fair market value of which (as determined in good faith by Aleris) is equal to or greater than $2,500,000.

“Merger” shall mean the merger of Merger Sub with and into Aleris pursuant to the Merger Agreement, with Aleris as the Surviving Corporation (as defined in the Merger Agreement) of the merger.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 7, 2006, among Holdings, Merger Sub and Aleris, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Merger Documents” shall mean the Merger Agreement, and each other agreement, document or instrument related to any of the foregoing.

“Merger Sub” shall have the meaning provided in the first paragraph of this Agreement.

“Minimum Borrowing Amount” shall mean (i) in the case of U.S. Dollar Denominated Loans (excluding Dollar Denominated Loans maintained as Base Rate Loans), $1,000,000 (ii) in the case of Loans maintained from time to time as Base Rate Loans, $1,000,000 and (iii) in the case of Euro Denominated Loans, €1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean each Existing Term Creditor Mortgage, each Term Creditor Mortgage with such modifications as local counsel to the Collateral Agent may deem reasonably necessary or appropriate in order to create and perfect the mortgage liens intended to be created thereby under the local law of the jurisdiction in which the relevant Real Property is located.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned by Aleris or any other Credit Party which is required to be encumbered by a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of costs incurred by Aleris or any of its Restricted Subsidiaries in good faith in connection with such Recovery Event) received by the applicable Person in connection with such Recovery Event, and shall be net of (i) any taxes paid or payable in connection with the applicable Recovery Event and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Term Obligations under Section 4.02(d), including, without limitation, in respect of proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Term Obligations under Section 4.02(d) in respect of such proceeds, (ii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with such Recovery Event, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Insurance Proceeds” of such Recovery Event and (iii) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were subject to such Recovery Event. Notwithstanding the foregoing, no Net Insurance Proceeds calculated in accordance with the foregoing shall constitute Net Insurance Proceeds for purposes of Section 4.02(d) (i) unless such Net Insurance Proceeds shall exceed $2,500,000 from any single Recovery Event and (ii) until the aggregate amount of all such Net Insurance Proceeds in any applicable Fiscal Year (together with any Net Sale Proceeds from Asset Sales in such Fiscal Year) exceed $35,000,000 (and thereafter only Net Insurance Proceeds in excess of such amount shall constitute Net Insurance Proceeds for purposes of Section 4.02(d).

“Net Sale Proceeds” shall mean, for any Asset Sale (including an Asset Swap), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by Aleris or any Restricted Subsidiary from such sale of assets, in each case net of (i) the costs of such Asset Sale incurred by Aleris or any of its Subsidiaries in good faith (including fees and commissions, attorneys’ and other professional fees, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), (ii) taxes paid or payable as a result of such Asset Sale and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Term Obligations under Section 4.02(c), including in respect of any proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Term Obligations under Section 4.02(c) in respect of such proceeds, (iii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with the asset sold pursuant to such Asset Sale; provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed “Net Sale Proceeds” of such Asset Sale and (iv) the amount of any payments to be made by Aleris or any Subsidiary as agreed between such Person and the purchaser of any assets sold pursuant to such sale in connection therewith; provided, further, that Net Sale Proceeds arising from any Asset Sale to a non-Wholly-Owned Subsidiary shall equal the amount of such Net Sale Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly-Owned

Subsidiary owned by Aleris and its Subsidiaries. Notwithstanding the foregoing, no Net Sale Proceeds calculated in accordance with the foregoing shall constitute Net Sale Proceeds for purposes of Section 4.02(c) until the aggregate amount of all such Net Sale Proceeds in any applicable Fiscal Year (together with any Net Insurance Proceeds in such Fiscal Year from Recovery Events where the Net Insurance Proceeds exceed $2,500,000) exceed $35,000,000 (and thereafter only Net Sale Proceeds in excess of such amount shall constitute Net Sale Proceeds for purposes of Section 4.02(c)).

“New Note Documents” shall mean, collectively, the New Senior Subordinated Note Documents and the New Senior Note Documents.

“New Notes” shall mean, collectively, the New Senior Notes and the New Senior Subordinated Notes.

“New Senior Note Documents” shall mean and include each of the documents, instruments (including the New Senior Notes) and other agreements entered into by Aleris or any other U.S. Credit Party (including, without limitation, the New Senior Note Indenture and any documents in respect of any New Senior Notes issued upon the exchange offer as contemplated by the New Senior Note Indenture) relating to the issuance by Aleris of the New Senior Notes, as in effect on the Restatement Effective Date and as the same may be entered into, supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

“New Senior Note Indenture” shall mean an Indenture entered into by and between Aleris and LaSalle Bank National Association, as trustee thereunder, with respect to New Senior Notes as in effect on the Restatement Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

“New Senior Notes” shall mean the 9% Senior Notes due 2014 in an initial aggregate amount of $600,000,000 and issued by Aleris under the New Senior Note Indenture and all New Senior Notes issued upon the exchange offer as contemplated in the New Senior Note Indenture, as in effect on the Restatement Effective Date and as the same may be issued, supplemented, amended or modified from time to time in accordance with the terms thereof and hereof.

“New Senior Subordinated Note Documents” shall mean and include each of the documents, instruments (including the New Senior Subordinated Notes) and other agreements entered into by Aleris or any other U.S. Credit Party (including, without limitation, the New Senior Subordinated Note Indenture and any documents in respect of any New Senior Subordinated Notes issued upon the exchange offer as contemplated by the New Senior Subordinated Note Indenture) relating to the issuance by Aleris of the New Senior Subordinated Notes, as in effect on the Restatement Effective Date and as the same may be entered into, supplemented, amended or modified from time to time in accordance with the terms hereof and thereof.

“New Senior Subordinated Note Indenture” shall mean an Indenture entered into by and between Aleris and LaSalle Bank National Association, as trustee thereunder, with respect to New Senior Subordinated Notes as in effect on the Restatement Effective Date and as the same may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof.

“New Senior Subordinated Notes” shall mean the 10% Senior Subordinated Notes due 2016 in an initial aggregate amount of $400,000,000 and issued by Aleris under the New Senior Subordinated Note Indenture and all New Senior Subordinated Notes issued upon the exchange offer as contemplated in the New Senior Subordinated Note Indenture, as in effect on the Restatement Effective Date and as the same may be issued, supplemented, amended or modified from time to time in accordance with the terms thereof and hereof.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each U.S. Term Note and each German Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Marguerite Sutton (telephone: (212) 250-6150; facsimile: (212) 797-4655), and (ii) for operational notices, the office of the Administrative Agent located at 222 S. Riverside Plaza, Chicago, Illinois 60606-5808, Attention: Lianne Jaworski (telephone: (312) 537-4578; facsimile: (312) 537-1325), or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 11.22(a).

“Original Effective Date” shall mean August 1, 2006.

“Other Creditors” shall mean, collectively, each person (other than any Credit Party or any Subsidiary of Aleris) party to (or participating in) a Secured Hedging Agreement.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Pari Passu Lien Obligations” shall mean (i) any Indebtedness constituting debt securities incurred pursuant to an indenture with an institutional trustee or loans incurred in the bank credit market (including institutional investor participation therein) and not constituting Indebtedness subordinated in right of payment to the Term Obligations, which Indebtedness and other obligations are secured on Term Loan Priority Collateral on an equal and ratable basis with the Term Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Collateral Agent and (ii) all obligations with respect to such Indebtedness.

“Participant” shall mean a Lender that acquires a participation following the occurrence of a Conversion Event pursuant to an agreement among the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that a Lender shall be considered a Participant only in respect of its interest in the acquired participation.

“PATRIOT Act” shall have the meaning provided in Section 7.01(j).

“Payment Office” shall mean (i) in respect of Dollar Denominated Loans and other amounts owing in U.S. Dollars, 60 Wall Street, MS NYC60-0208, New York, NY 10005 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (ii) in respect of Euro Denominated Loans and other amounts owing in Euros, to Deutsche Bank AG, Frankfurt, 0-11-18-DBAG (Mainzer), Mainzer Landstrabe 16, Frankfurt, Germany 60325 or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Percentage” of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Aleris or any of its Restricted Subsidiaries and another Person that is not Aleris or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.02(c).

“Permitted Collateral Liens” shall mean:

(a) Liens securing any Other Pari Passu Lien Obligations; provided, however, that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.00;

(b) Liens existing on the Restatement Effective Date;

(c) Liens described in clauses (a), (c), (d), (f), (h), (i), (l),(m), (o), (q) (but only with respect to clauses (g), (h), (i) and (r) (but only with respect to Section 8.01(b)(vi) and Section 8.01(b)(xix) referred to therein) referred to therein), (r) (but only with respect to Sections 8.01(b)(vi) and (b)(xxii)(A) referred to therein), (t), (u) and (aa) (to the extent constituting Secured Hedging Agreements), (bb) and (dd) of the definition of “Permitted Liens”; and

(d) Liens on the Term Priority Collateral in favor of the Administrative Agent relating to the Administrative Agent’s administrative expenses with respect to the Term Priority Collateral.

“Permitted Debt” shall have the meaning provided in Section 8.01(b).

“Permitted Encumbrance” shall mean, collectively, (i) those Liens and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof which, on the date of delivery of such Mortgage Policies to the Collateral Agent in accordance with the terms hereof, are reasonably acceptable by the Collateral Agent and (ii) zoning, building codes, land/use and other similar laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the U.S. Mortgaged Property.

“Permitted Holders” shall mean each of the Sponsor, the Management Stockholders, the Co-Investors and any Subsequent Co-Investors; provided that, the Sponsor, the Co-Investors and the Management Stockholders, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of Aleris or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control which has been waived by the Required Lenders in accordance with Section 11.12 will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” shall mean:

(a) any Investment in Aleris or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by Aleris or any Restricted Subsidiary of Aleris in a Person that is engaged in a Similar Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of Aleris or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Aleris or a Restricted Subsidiary of Aleris, and (ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 8.06 or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Restatement Effective Date or made pursuant to legally binding written commitments in existence on the Restatement Effective Date and described on Schedule IX;

(f) loans and advances to, and guarantees of Indebtedness of, employees of Aleris (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $8,000,000 outstanding at any one time, in the aggregate;

(g) any Investment acquired by Aleris or any Restricted Subsidiary (i)(x) in exchange for any other Investment or accounts receivable held by Aleris or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or (ii) as a result of a foreclosure by Aleris or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under Section 8.01(b)(xii);

(i) loans and advances to officers, directors and employees of Aleris (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of Aleris or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of Aleris in good faith;

(j) Investments the payment for which consists of Equity Interests of Aleris, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 8.04(a)(iii);

(k) guarantees of Indebtedness permitted under Section 8.01 and performance guarantees in the ordinary course of business and the creation of liens on the assets of Aleris or any of its Restricted Subsidiaries in compliance with Section 8.02;

(l) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 8.05(b) (other than any transaction set forth in clauses (ii), (vi) and (xi) of Section 8.05(b));

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $100,000,000 and (ii) 3.0% of Total Assets at the time of each Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(o) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Restatement Effective Date, such Investments are necessary or advisable (in the good faith determination of Aleris) to effect such Receivables Facility;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $125,000,000 and (ii) 4.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(q) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” shall mean, with respect to any Person:

(a) Liens to secure Indebtedness incurred under Sections 8.01(b)(i) or (b)(ii); provided that neither the German Borrower nor any of its Subsidiaries (other than Transitory European Subsidiaries) may (except as provided in the Intercreditor Agreement) grant Liens securing the ABL Obligations;

(b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(c) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g) Liens existing on the Restatement Effective Date and described on Schedule VIII;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by Aleris or any Restricted Subsidiary;

(i) Liens on property at the time Aleris or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Aleris or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by Aleris or any Restricted Subsidiary;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Aleris or another Restricted Subsidiary permitted to be incurred in accordance with Section 8.01;

(k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(l) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Aleris or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from financing statement filings under the UCC or similar state laws regarding (i) operating leases entered into by Aleris and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(n) Liens in favor of any Credit Party;

(o) Liens on inventory or equipment of Aleris or any Restricted Subsidiary granted in the ordinary course of business to Aleris’ client at which such inventory or equipment is located;

(p) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (g), (h), (i), (r) and (aa) of this definition; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a), (g), (h), (i), (r) and (aa) of this definition at the time the original Lien became a Permitted Lien pursuant this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(r) Liens securing Indebtedness permitted to be incurred pursuant to Section 8.01(b)(vi), (b)(xix), (b)(xx), (b)(xxii)(A) and (b)(xxiii); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to Section 8.01(b)(vi) do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to Section 8.01(b)(xix) are solely on acquired property or the assets of the acquired entity, as the case may be and (C) Liens securing Indebtedness permitted to be incurred pursuant to Section 8.01(b)(xx) extend only to the assets of Foreign Subsidiaries;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.06, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Aleris or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Aleris and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Aleris or any of its Restricted Subsidiaries in the ordinary course of business;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.01; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(z) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50,000,000;

(aa) Liens securing Hedging Obligations; and

(bb) Liens incurred to secure obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 8.01; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.00.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA but in all cases other than a Foreign Plan or Foreign Pension Plan.

“Pledge Agreement Collateral” shall mean all “Collateral”, “Charged Assets”, “Shares”, “Pledged Shares” or any similar term, in each case, as defined in the U.S. Pledge Agreement.

“Pledge Agreements” shall mean the U.S. Pledge Agreement, the European Parent Pledge Agreement and the Local Law Pledge Agreements.

“Pledgee” shall have the meaning provided in the U.S. Pledge Agreement.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Lending Rate” shall mean the rate which the Administrative Agent publicly announces from time to time as its prime lending rate through its office in New York City, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Projections” shall mean the projections for the seven Fiscal Years ended after the Restatement Effective Date (prepared on an annual basis) that were prepared by or on behalf of Aleris in connection with the Transaction and delivered to the Joint Lead Arrangers and the Lenders prior to the Restatement Effective Date.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by Aleris in good faith.

“Qualified Public Offering” shall mean any public or private sale of common stock or Preferred Stock of Aleris or any direct or indirect parent of Aleris pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (other than a registration on Form S-8 or any successor form).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Restatement Effective Date.

“Real Property” shall mean all land, improvements and fixtures of any Person, including all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Facility” shall mean one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to Aleris and its Restricted Subsidiaries pursuant to which Aleris or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Event” shall mean the receipt by Aleris or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Aleris or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 7.09 (other than business interruption insurance and insurance proceeds relating to loss of rental payments).

“Refinancing” shall mean the refinancing transactions described in Section 5.06.

“Refinancing Indebtedness” shall have the meaning provided in Section 8.01(b)(xv).

“Refunding Capital Stock” shall have the meaning provided in Section 8.04(b)(ii).

“Register” shall have the meaning provided in Section 11.15.

“Registration Rights Agreement” shall mean the Registration Rights Agreement relating to the New Senior Notes and the New Senior Subordinated Notes, dated as of the Restatement Effective Date, among Aleris, each U.S. Subsidiary Guarantor and Deutsche Bank Securities Inc.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Aleris or a Restricted Subsidiary in exchange for assets transferred by Aleris or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Pass Through Entity” shall mean, with respect to an Indirect Section 4.04 Indemnitee, the pass through entity for tax purposes which such Indirect Section 4.04 Indemnitee, by virtue of being a partner or member thereof, is an Indirect

Section 4.04 Indemnitee; provided that such entity shall be a Related Pass Through Entity only if it is a Lender or the Administrative Agent.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Term Loan Guaranteed Obligations” shall mean, in the case of the U.S. Borrower Guaranty provided by the U.S. Borrower, (a) the principal and interest on each Note issued by the German Borrower to each Lender, and all Loans made to the German Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other stay under any other applicable bankruptcy law, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the German Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and (b) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other applicable bankruptcy law, would become due) and liabilities of each other Guaranteed Party owing under any Secured Hedging Agreement entered into by such Guaranteed Party with an Other Creditor, whether now in existence or hereafter arising.

“Remedial Action” shall mean all actions to (a) clean up, remove, remediate, contain, treat, monitor or investigate Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial, restoration or reclamation studies, investigations, or post-remedial, restoration or reclamation operation and maintenance activities.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Loans represent at least a majority of the sum of the Loans of Non-Defaulting Lenders at such time.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person shall mean the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Restatement Effective Date (but subject to the express requirements set forth in Section 5), shall include any secretary or assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restatement Effective Date” shall have the meaning provided in Section 11.10.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Aleris or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Aleris or of any such Subsidiary, (ii) are subject to any Lien (other than Liens permitted pursuant to clauses (a), (d), (r) (with respect Indebtedness pursuant to Section 8.01(b)(xx)) and (v) of the definition of “Permitted Liens”) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by Aleris or any of its Subsidiaries.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning provided in Section 8.04(a).

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of Aleris (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retired Capital Stock” shall have the meaning provided in Section 8.04(b)(ii).

“Returns” shall have the meaning provided in Section 6.09.

“Revolving Loans” shall mean the Revolving Loans under (and as defined in) the ABL Credit Agreement.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by Aleris or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Aleris or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sample” shall have the meaning provided in Section 11.26(a).

“Scheduled German Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled German Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(ii).

“Scheduled Term Loan Repayment” shall mean a Scheduled U.S. Term Loan Repayment or a Scheduled German Term Loan Repayment, as the context requires.

“Scheduled Term Loan Repayment Date” shall mean a Scheduled U.S. Term Loan Repayment Date or a Scheduled German Term Loan Repayment Date, as the context requires.

“Scheduled U.S. Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled U.S. Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(i).

“Section 4.04 Indemnitee” shall mean a Lender or the Administrative Agent (and, in the case of a Lender or Administrative Agent that is a flow-through entity for tax purposes, each member or partner of such Lender or Administrative Agent, as the case may be). For this purpose, the term “Lender” shall include any Participant.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall mean the Term Secured Parties.

“Secured Debt Agreement” shall mean and include (x) this Agreement, (y) the other Credit Documents and (z) the Secured Hedging Agreements entered into with any Other Creditors.

“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and (y) does not constitute a “Secured Hedging Agreement” for purposes of the ABL Credit Agreement, the ABL Security Documents or any guaranties relating to the ABL Credit Agreement, (ii) Aleris and the other parties thereto shall have delivered to the Collateral Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Secured Hedging Agreement” for purposes of the ABL Credit Agreement, the ABL Security Documents or any guaranties relating to the ABL Credit Agreement and (z) in the case of Aleris, that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of Aleris and its Subsidiaries thereunder have been, and will be, incurred in compliance with this Agreement and (iii) such Other Creditor has entered into an intercreditor agreement with respect to the relevant Interest Rate Protection Agreement or Other Hedging Agreement on terms reasonably satisfactory to the Collateral Agent.

“Secured Indebtedness” shall mean any Indebtedness secured by a Lien.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the U.S. Security Agreement and each European Security Document.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the respective Security Agreement.

“Security Document Amendment” shall have the meaning provided in Section 5.08(b).

“Security Documents” shall mean and include each Pledge Agreement, each Security Agreement, each Mortgage, the Intercreditor Agreement and each other Additional Security Document.

“Significant Event of Default” shall mean any Event of Default under Section 9.01 or 9.05.

“Significant Subsidiary” shall mean any Restricted Subsidiary of Aleris that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” shall mean any business conducted by Aleris and its Restricted Subsidiaries on the Restatement Effective Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified European Manufacturing Subsidiary” shall mean Corus Aluminium NV, Corus Aluminium Walzprodukte GmbH, Corus Aluminium Profiltechnik Bonn GmbH, Corus Aluminium Profiltechnik GmbH, Corus Aluminium Profiltechnik Bitterfeld GmbH and VAW-IMCO and any other Subsidiary of Aleris which shall be reasonably satisfactory to the Administrative Agent.

“Sponsor” shall mean Texas Pacific Group and its Affiliates excluding any portfolio companies thereof.

“Subordinated Indebtedness” shall mean (a) with respect to Aleris, any Indebtedness of Aleris that is by its terms subordinated in right of payment to the Term Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guaranty of such Guarantor.

“Subsequent Co-Investors” shall mean any Person (other than the Sponsor and the Co-Investors) and its Affiliates who, in connection with the acquisition of Equity Interests of Aleris (or any of its direct or indirect parent companies) after the Restatement Effective Date, is part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor, the Co-Investors or the Management Stockholders is a member.

“Subsidiary” shall mean, as to any Person, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Notwithstanding the foregoing (and except for the purposes of the definition of Unrestricted Subsidiary contained herein) unless the context otherwise requires, an Unrestricted Subsidiary of Aleris shall be deemed not to be a Subsidiary of Aleris or any of its other Subsidiaries for the purposes of this Agreement; provided that, for purposes of Sections 6.06, 6.09, 6.10, 6.13, 7.04 and 7.07 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.

“Successor Borrower” shall have the meaning provided in Section 8.03(a)(i).

“Successor Person” shall have the meaning provided in Section 8.03(c)(i).

“Sum” shall have the meaning provided in Section 4.02(f).

“Supermajority Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Loans represent at least 66-2/3% of the sum of the Loans of Non-Defaulting Lenders at such time.

“Swiss CE” shall mean Aleris Switzerland GmbH.

“Syndication Agent” shall mean Goldman Sachs Credit Partners L.P., in its capacity as Syndication Agent, and any successor thereto.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by any Credit Party under any Credit Document (but excluding any tax imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax and any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers or any other Credit Party is located) of a Section 4.04 Indemnitee pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which such Section 4.04 Indemnitee is organized or the country or national jurisdiction (or any political subdivision thereof) in which the principal office or applicable lending office of such Section 4.04 Indemnitee is located), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges.

“Term Creditor Mortgage” shall mean a mortgage substantially in the form of Exhibit L with such modifications thereto as any local counsel of the Collateral Agent may deem necessary or appropriate in order to create and perfect the mortgage liens intended to be created thereby under the local law of the jurisdiction in which the relevant property is located.

“Term Obligations” shall mean all obligations (including guaranty obligations) of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, premium, interest (including interest accruing after the filing of a petition in bankruptcy or a similar proceeding with respect to such Credit Party) fees, expenses, indemnification (including, without limitation, pursuant to Section 11.01) or otherwise.

“Term Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Term Secured Parties” shall mean (i) the Lenders and Agents and (ii) the Other Creditors.

“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended (in each case taken as one accounting period).

“Total Assets” shall mean the total amount of all assets of Aleris and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Aleris.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total German Commitment” at any time shall mean the sum of the German Commitments of each of the Lenders at such time.

“Total U.S. Commitment” shall mean, at any time, the sum of the U.S. Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., U.S. Loans and German Loans.

“Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans on the Restatement Effective Date, (ii) the Refinancing, (iii) the consummation of the Merger, (iv) the issuance of the New Notes on the Restatement Effective Date, (v) the incurrence of the Revolving Loans and the issuance of letters of credit under the ABL Credit Agreement on the Restatement Effective Date, (vi) the consummation of the Equity Financing, (vii) all intercompany loans, equity contributions, repayments of intercompany loans, dividends, distributions and other intercompany Investments related to the foregoing and (viii) the payment of all fees and expenses in connection with the foregoing.

“Transitory European Subsidiary” shall mean each Subsidiary of Aleris acquired pursuant to an Investment or other acquisition permitted pursuant to Section 8.04 which has guaranteed the ABL Obligations and secured its guaranty with a pledge of the Accounts owed by it and/or sold Accounts to the Swiss CE.

“Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan or a Euro Denominated Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Liens of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a United States jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Aleris that at the time of determination is an Unrestricted Subsidiary (as designated by Aleris, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

Aleris may designate any Subsidiary of Aleris (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Aleris or any Subsidiary of Aleris (other than any Subsidiary of the Subsidiary to be so designated) or of the German Borrower; provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Aleris, (ii) such designation complies with Section 8.04 and (iii) each of (A) the Subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Aleris or any Restricted Subsidiary.

Aleris may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either (x) Aleris could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph of Section 8.01 or (y) the Fixed Charge Coverage Ratio for Aleris and its Restricted Subsidiaries would be greater than such ratio for Aleris and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Aleris shall be notified by Aleris to the Administrative Agent by promptly delivering to the Administrative Agent a copy of any applicable board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Restatement Effective Date, all of the Subsidiaries of Aleris will be Restricted Subsidiaries.

“U.S. Borrower” shall mean, collectively, (i) prior to the Merger, Merger Sub (with respect to any U.S. Loans made on the Restatement Effective Date) and (ii) Aleris (prior to the Merger, with respect to each Converted U.S. Loan and following the Merger, with respect to all U.S. Loans).

“U.S. Borrower Guaranty” shall mean the guaranty of the U.S. Borrower pursuant to Section 12.

“U.S. Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “U.S. Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 11.04(b).

“U.S. Credit Party” shall mean the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Lender” shall mean each Lender which has a U.S. Commitment or which has any outstanding U.S. Loans.

“U.S. Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Mortgaged Property” shall mean each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Pledge Agreement” shall have the meaning provided in Section 5.08(a).

“U.S. Security Agreement” shall shall have the meaning provided in Section 5.08(c).

“U.S. Security Documents” shall mean the U.S. Pledge Agreement, the U.S. Security Agreement, the Intercreditor Agreement and each Mortgage and such Additional Security Document covering the assets of a U.S. Credit Party.

“U.S. Subsidiaries Guaranty” shall have the meaning provided in Section 5.08(b).

“U.S. Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Aleris which executes and delivers a U.S. Subsidiaries Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof (it being understood that no Domestic Subsidiary of Aleris which is also a Subsidiary of a Foreign Subsidiary of Aleris shall be a U.S. Subsidiary Guarantor).

“U.S. Term Note” shall have the meaning provided in Section 2.05(a).

“VAW-IMCO” shall mean VAW-IMCO GUSS Und Recycling GmbH, a company with limited liability organized under the laws of Germany.

“VAW-IMCO Guaranty” shall mean the guaranty entered into by VAW-IMCO, on the Original Effective Date guaranteeing all of the obligations of the German Borrower as more fully provided therein.

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned European Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a European Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time, provided that Corus Aluminum GmbH, VAW-IMCO or any other Subsidiary of Aleris which is organized in Germany which owns real property shall constitute a “Wholly-Owned Subsidiary” for all purposes of the Credit Documents so long as no more than 5.1% of the Equity Interests of such Subsidiary are owned by a Person other than Aleris or a Wholly-Owned Subsidiary of Aleris so long as (i) the holder of such Equity Interests is reasonably satisfactory to the Administrative Agent and (ii) all of the economic interests attributable to the Equity Interests in such Subsidiary are owned directly or indirectly by Aleris and its Subsidiaries.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Commitment severally agrees (A) that, on the Restatement Effective Date, each Existing U.S. Loan made by such Existing Lender to the U.S. Borrower shall convert into a new term loan owing by the U.S. Borrower (each a “Converted U.S. Loan”) and (B) to make, on the Restatement Effective Date, a term loan or term loans to the U.S. Borrower (together with each Converted U.S. Loan, each, a “U.S. Loan”), which U.S. Loans (i) shall be denominated in U.S. Dollars; (ii) shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all U.S. Loans comprising the same Borrowing shall at all times be of the same Type; (iii) in the case of the Converted U.S. Loans, shall not exceed in aggregate principal amount for any Lender at the time of the conversion thereof the amount of its U.S. Commitment; and (iv) shall not be made (and shall not be required to be made) by any U.S. Lender in any instance where the incurrence thereof would cause (x) the U.S. Loans (including any Converted U.S. Loans) of such U.S. Lender to exceed the amount of its U.S. Commitment and (y) the aggregate amount of U.S. Loans (including any Converted U.S. Loans) to exceed the Total U.S. Commitment. Once repaid, U.S. Loans borrowed hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a German Commitment severally agrees (A) that, on the Restatement Effective Date, each Existing German Loan made by such Existing Lender to the German Borrower shall convert into a new term loan owing by the German Borrower (each a “Converted German Loan”) and (B) to make, on the Restatement Effective Date, a term loan or term loans to the German Borrower (together with each Converted German Loan, each, a “German Loan”), which German Loans (i) shall (subject to Section 2.14) be denominated in Euros; (ii) shall be incurred and maintained as Euro Rate Loans; (iii) in the case of the Converted German Loans, shall not exceed in aggregate principal amount for any Lender at the time of conversion thereof the amount of its German Commitment; and (iv) shall not be made (and shall not be required to be made) by any German Lender in any instance where the incurrence thereof would cause the Dollar Equivalent (x) of the German Loans (including any Converted German Loans) of such German Lender to exceed the amount of its German Commitment and (y) of the aggregate amount of German Loans (including any Converted German Loans) to exceed the Total German Commitment. Once repaid, German Loans borrowed hereunder may not be reborrowed.

2.02 Minimum Amount of Each Borrowing; Limitation on Euro Rate Loans. The aggregate principal amount of each Borrowing of Loans under a respective Tranche of Loans shall not be less than the Minimum Borrowing Amount applicable to such Tranche of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Euro Rate Loans in the aggregate for all Tranches of Loans.

2.03 Notice of Borrowing. (a) If a Borrower desires to incur (x) Euro Rate Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office no later than 2:00 p.m. (New York time) at least three Business Days’ prior notice of each Euro Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder, such Borrower shall give the Administrative Agent prior notice at the Notice Office no later than 2:00 p.m. (New York time) at least one Business Day prior notice of each Base Rate Loan is to be incurred hereunder. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the applicable Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of U.S. Loans or German Loans, (iv) in the case of Dollar Denominated Loans, whether the Dollar Denominated Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto, and (v) in the case of Euro Denominated Loans, the Interest Period to be initially applicable thereto.

(b) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from the president, the chief executive officer or a Financial Officer of such Borrower, or from any other authorized officer of such Borrower designated in writing by such Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 p.m. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the relevant Tranche of Loans will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in the relevant Available Currency, and in immediately available funds at the Payment Office, and the Administrative Agent will make such amounts available to the respective Borrower or Borrowers. Unless the Administrative Agent shall have been notified by any Lender prior to the Restatement Effective Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on the Restatement Effective Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers and such Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or in the case of Euro Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Euros) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “U.S. Term Note” and, collectively, the “U.S. Term Notes”) and (ii) in the case of German Loans, by a promissory note duly executed and delivered by each German Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “German Term Note” and, collectively, the “German Term Notes”).

(b) The U.S. Term Note issued to each Lender that has a U.S. Commitment or outstanding U.S. Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Restatement Effective Date (or, if issued after the Restatement Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in U.S. Dollars) equal to the U.S. Loans of such Lender at such time and be payable in the outstanding principal amount of the U.S. Loans evidenced thereby from time to time, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The German Term Note issued to each Lender that has a German Commitment or outstanding German Loans shall (i) be executed by the German Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Restatement Effective Date (or, if issued after the Restatement Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in Euros) equal to the principal amount of the German Loans of such Lender at such time and be payable in the outstanding principal amount of the German Loans evidenced thereby from time to time, (iv) with respect to each German Loan evidenced thereby, be payable (subject to Section 2.14) in Euros, provided that the obligations with respect to each German Loan evidenced thereby shall be subject to conversion into Dollar Denominated Loans as provided in (and in the circumstances contemplated by) Section 2.14, (v) mature on the Final Maturity Date, (vi) bear interest as provided in the appropriate clause of

Section 2.08, (vii) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of the applicable Borrower to pay the Loans (and all related Term Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall promptly execute and deliver to the relevant Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Dollar Denominated Loans into a Borrowing (of the same Tranche) of another Type of Dollar Denominated Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Loans maintained as Base Rate Loans may not be converted into Eurodollar Loans if any Event of Default is in existence on the date of the conversion and the Administrative Agent, at the request of the Required Lenders, so notifies the relevant Borrower, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office prior to 2:00 p.m. (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

2.07 Pro Rata Borrowings. All Borrowings of Loans under each Tranche shall be incurred from the Lenders pro rata on the basis of their Commitments under such Tranche. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The U.S. Borrower agrees to pay (in the case of U.S. Loans) and the German Borrower agrees to pay (in the case of a conversion of any German Loan into a Dollar Denominated Loan pursuant to Section 2.14) interest in respect of the unpaid principal amount of each Base Rate Loan (including any German Loan converted into a Dollar Denominated Loan pursuant to Section 2.14) from the date of Borrowing thereof (or, in the case of a conversion of any German Loan into a Dollar Denominated Loan pursuant to Section 2.14, from the date of the conversion of such Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the Base Rate as in effect from time to time.

(b) The U.S. Borrower agrees to pay (in the case of U.S. Loans) and the German Borrower agrees to pay (in the case of German Loans) interest in respect of the unpaid principal amount of each Euro Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) in the case of Eurodollar Loans, the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the relevant Euro Rate for such Interest Period plus in the case of Euro Denominated Loans, any Mandatory Costs.

(c) To the extent permitted by law, overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Euro Denominated Loans, equal to 2% plus the Applicable Margin for Euro Rate Loans plus the relevant Euro Rate for such successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs and (2) in all other cases, equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of the respective Tranche of Loans being so repaid or prepaid, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Euro Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the relevant Euro Rate for each Interest Period applicable to the relevant Euro Rate Loans and shall promptly notify Aleris and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods for Euro Rate Loans. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Euro Rate Loan (such notice shall be given (x) in the case of the initial Interest Period applicable thereto or prior to 12:00 Noon, on the same date of the making of, or conversion into, such Euro Rate Loan, and (y) in the case of any subsequent Interest Period, no later than 12:00 noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan), such Borrower shall have the right to elect the Interest Period applicable to such Euro Rate Loan, which Interest Period shall, at the option of such Borrower be a one, two, three or six month (or, if agreed by all Lenders with Commitments and/or Loans under the relevant Tranche, nine or twelve month) period, provided that (in each case):

(i) all Euro Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Euro Rate Loan shall commence on the date of Borrowing of such Euro Rate Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Euro Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period for any Borrowing of Eurodollar Loans may be selected at any time when any Event of Default is then in existence and the Administrative Agent, at the request of the Required Lenders, has notified the relevant Borrower of same; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Euro Rate Loans shall be selected which extends beyond the Final Maturity Date.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, such Borrower shall be deemed to have elected, (x) if Eurodollar Loans to convert such Eurodollar Loans into Base Rate Loans and (y) if Euro Denominated Loans, to select a one-month Interest Period for such Euro Denominated Loans, in any case, effective as of the expiration date of such current Interest Period.

Notwithstanding the foregoing, the German Borrower may split a Borrowing of German Loans into two or more Borrowings at the end of the Interest Period applicable thereto and may combine Borrowings of German Loans (with Interest Periods ending on the same date) into a single Borrowing of a German Loan at the end of the Interest Period applicable thereto, in each case by appropriate notice in the respective Notice of Conversion/Continuation and so long as the resultant Borrowings comply with all provisions of this Agreement (including Section 2.02).

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Restatement Effective Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Euro Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of any change since the Restatement Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in taxes that are determined by reference to the net income or net profits or franchise taxes imposed in lieu thereof of such Lender or, in the case of a Lender that is a flow-through entity for tax purposes, a member or a partner of such Lender, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located) and (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the relevant Euro Rate (provided that increased costs or reductions in the amounts received or receivable with respect to Taxes shall be dealt with exclusively pursuant to Section 4.04); or

(iii) at any time, that the making or continuance of any Euro Rate Loan has been made (x) unlawful by any change since the Restatement Effective Date in any applicable law or governmental rule, regulation or order or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) made after the Restatement Effective Date; or

(iv) if applicable, at any time that Euros are not available in sufficient amounts, as determined in good faith by the Administrative Agent, acting reasonably, to fund any Euro Denominated Loans requested pursuant to Section 2.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the U.S. Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such U.S. Borrower, and (B) in the event that any Euro Denominated Loan is so affected, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR, (x) in the case of clause (ii) above, the affected Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amount or amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the affected Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Euro Denominated Loans (exclusive of any such Euro Denominated Loans that have theretofore been funded), shall no longer be available until such time as the Administrative Agent notifies the German Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or notice pursuant to Section 2.03 given by the respective German Borrower with respect to such Euro Denominated Loans which have not been incurred shall be deemed rescinded by the German Borrower. Each of the Administrative Agent and each Lender agrees that if it gives notice to any Borrower of any of the events described in clause (i), (ii), (iii) or (iv) above, it shall promptly notify such Borrower and, in the case of any such Lender, the Administrative Agent, promptly after it actually becomes aware that such event has ceased to exist.

(b) At any time that any Euro Rate Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a Euro Rate Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (x) if the affected Euro Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing (or the conversion thereof) by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date on which such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii), or (y) if the affected Euro Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan and (B) in the case of any Euro Denominated Loan, repay such affected Euro Denominated Loan in full in accordance with the applicable requirements of Section 4.01; provided that, if the circumstances described in Section 2.10(a)(iii) apply to any Euro Denominated Loan, the Borrowers may, in lieu of taking the actions described above, maintain such Euro Denominated Loan outstanding, in which case, Euro LIBOR shall be determined on the basis provided in the proviso to the definition of Euro LIBOR unless the maintenance of such Euro Denominated Loan outstanding on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken).

(c) If any Lender reasonably determines that after the Restatement Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the administration thereof, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then each affected Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender shall act reasonably and in good faith and shall use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to each affected Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (x) the affected Borrower or Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs or reduction incurred more than 180 days prior to the date on which such Lender notifies such Borrower or Borrowers of the change in law described in Section 2.10(a)(ii) or 2.10(c) giving rise to such increased costs or reduction and of such Lender’s intention to claim compensation therefor and (y) if such change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans but excluding loss of anticipated profits and Mandatory Costs) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) or conversion of any of its Euro Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Euro Rate Loans is not made on any date specified in a notice of prepayment given by any Borrower; or (iv) as a consequence of (x) any other default by any Borrower to repay Euro Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b). Any Lender’s or the Administrative Agent’s determination of compensation owing to it under this Section 2.11 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

2.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made by such Lender; provided that, for designations made after the Restatement Effective Date (unless such designation is made after the occurrence of a Conversion Event) to the extent such designation shall result in increased costs under Section 2.10 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect, with the object of avoiding or mitigating the consequence of the event giving rise to the operation of such Section. The applicable Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 and 4.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs or (z) in the case of a refusal by a Lender to consent to certain proposed changes or waivers with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.12(d) but which require the consent of each Lender or each directly affected Lender, Aleris shall have the right either (A) to replace such Lender with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent or (B) to replace only (a) the Commitment (and sub-commitments and outstandings pursuant thereto) of the Replaced Lender with an identical Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 11.12(d) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments, sub-commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments, sub-commitments and/or Loans of the applicable Tranche provided by the Replacement Lender (each such Lender which is replaced by a Replacement Lender or whose Commitment (or any portion thereof) or Loans (or any portion thereof) is replaced (either pursuant to preceding clause (A) or (B)) is referred to herein as a “Replaced Lender”); provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans (or, in the case of the replacement of less than all the Tranches of Commitments and outstanding Loans of the relevant Replaced Lender, all the Commitments and/or all then outstanding Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of the Replaced Lender and, in connection therewith, shall pay to (w) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to (in the relevant currency or currencies) the aggregate principal of, and all accrued and unpaid interest on, all then outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches then held by the relevant Replaced Lender) pursuant to Section 3.01; and

(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) of this Section 2.13 in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 11.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) of this Section 2.13, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers and the satisfaction of the other applicable conditions in Section 11.04(b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06 and 11.01), which shall survive as to such Replaced Lender.

2.14 Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event. On the date of the occurrence of a Conversion Event, automatically (and without the taking of any action) (x) all then outstanding Euro Denominated Loans shall be automatically converted into Loans of the German Borrower (of the same Tranche) maintained in U.S. Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Loans on the date such Conversion Event first occurred, which Loans (i) shall continue to be owed by the German Borrower and (ii) shall at all times thereafter be deemed to be Base Rate Loans), and (y) all principal, accrued and unpaid interest and other amounts owing with respect to such Euro Denominated Loans shall be payable in U.S. Dollars, taking the Dollar Equivalent of such principal, accrued and unpaid interest and other amounts. The occurrence of any conversion of Euro Denominated Loans to Base Rate Loans as provided above in this Section 2.14 shall be deemed to constitute, for purposes of Section 2.11, a prepayment of Loans before the last day of any Interest Period relating thereto.

SECTION 3. Fees.

3.01 Fees. Each Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Aleris or any of its Subsidiaries and the Administrative Agent.

3.02 Commitments. Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Aleris shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Commitment in whole. Each reduction to the Total Commitment pursuant to this Section 3.02 shall apply to proportionately and permanently reduce the Commitment of each Lender (based on its respective Percentage).

3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (i.e., the Total U.S. Commitment and the Total German Commitment) shall terminate in its entirety on June 30, 2007, unless the Restatement Effective Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (i.e., the Total U.S. Commitment and the Total German Commitment) shall terminate in its entirety on the Restatement Effective Date (after giving effect to the incurrence of Loans on such date).

(c) Each reduction to, or termination of, the Total U.S. Commitment and the Total German Commitment pursuant to this Section 3.03 as provided above shall be applied to proportionately reduce or terminate, as the case may be, the U.S. Commitment and the German Commitment, as the case may be, of each Lender with such a Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) (x) prior to 10:00 a.m. (New York time) at the Notice Office on the date of such prepayment in the case of Base Rate Loans and (y) prior to 12:00 noon (New York time) at the Notice Office at least three Business Days before the date of such prepayment of its intent to prepay Euro Rate Loans, which notice (in each case) shall specify whether U.S. Loans or German Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000, in the case of U.S. Loans, and €1,000,000, in the case of German Loans (or, in each case, such lesser amount as is acceptable to the Administrative Agent), provided that (x) if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect and (y) in the case of partial prepayments of any Borrowing of Euro Rate Loans, the German Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, in the case of Euro Rate Loans, the German Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period), unless at such time the German Borrower combines separate Borrowings into one Borrowing, which such Borrowing shall be greater than or equal to the Minimum Borrowing Amount; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each voluntary prepayment of Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of the relevant Tranche in a manner to be determined by the relevant Borrower at the time that it delivers a (and as specified in the applicable) notice of prepayment pursuant to this Section 4.01(a) (i.e., in direct order of maturity, in inverse order of maturity or pro rata based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto), although if the applicable Borrower fails to so specify the manner of application in any such notice, such voluntary prepayment shall be applied (1) first, to reduce the Scheduled Term Loan Repayments (if any) with respect to the relevant Tranche which are due on the four Scheduled Term Loan Repayment Dates immediately following the date of such prepayment and (2) second, to the extent in excess thereof to reduce the then remaining Scheduled Term Loan Repayments of the relevant Tranche on a pro rata basis based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the relevant Tranche after giving effect to all prior reductions thereto.

(b) In the event of (i) a refusal by a Lender to consent to certain proposed changes or waivers with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.12(d) but which require the consent of each Lender or each directly affected Lender or (ii) any Lender becoming a Defaulting Lender, any Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender (or owing to such Lender with respect to each Tranche which gives rise to the need to obtain such Lender’s individual consent) so long as (x) the consents, if any, required under Section 11.12(d) in connection with the repayment pursuant to this Section 4.01(b) have been obtained and (y) the repayment of such Lender’s Loans is otherwise made in accordance with, and subject to the requirements of, said Section 11.12(d) to the extent applicable.

4.02 Mandatory Repayments. (a) (i) On each date set forth below (each, a “Scheduled U.S. Term Loan Repayment Date”), the U.S. Borrower shall be required to repay that principal amount of U.S. Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(f), a “Scheduled U.S. Term Loan Repayment”):

Scheduled U.S. Term Loan Repayment Date	Amount
March 31, 2007	$2,062,500
June 30, 2007	$2,062,500
September 30, 2007	$2,062,500
December 31, 2007	$2,062,500
March 31, 2008	$2,062,500
June 30, 2008	$2,062,500
September 30, 2008	$2,062,500
December 31, 2008	$2,062,500
March 31, 2009	$2,062,500
June 30, 2009	$2,062,500
September 30, 2009	$2,062,500

Scheduled U.S. Term Loan Repayment Date	Amount
December 31, 2009	$2,062,500
March 31, 2010	$2,062,500
June 30, 2010	$2,062,500
September 30, 2010	$2,062,500
December 31, 2010	$2,062,500
March 31, 2011	$2,062,500
June 30, 2011	$2,062,500
September 30, 2011	$2,062,500
December 31, 2011	$2,062,500
March 31, 2012	$2,062,500
June 30, 2012	$2,062,500
September 30, 2012	$2,062,500
December 31, 2012	$2,062,500
March 31, 2013	$2,062,500
June 30, 2013	$2,062,500
September 30, 2013	$2,062,500
Final Maturity Date	$769,312,500

(ii) On each date set forth below (each, a “Scheduled German Term Loan Repayment Date”), the German Borrower shall be required to repay that principal amount of German Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(f), a “Scheduled German Term Loan Repayment”):

Scheduled German Term Loan Repayment Date	Amount
March 31, 2007	€757,500
June 30, 2007	€757,500

Scheduled German Term Loan Repayment Date	Amount
September 30, 2007	€757,500
December 31, 2007	€757,500
March 31, 2008	€757,500
June 30, 2008	€757,500
September 30, 2008	€757,500
December 31, 2008	€757,500
March 31, 2009	€757,500
June 30, 2009	€757,500
September 30, 2009	€757,500
December 31, 2009	€757,500
March 31, 2010	€757,500
June 30, 2010	€757,500
September 30, 2010	€757,500
December 31, 2010	€757,500
March 31, 2011	€757,500
June 30, 2011	€757,500
September 30, 2011	€757,500
December 31, 2011	€757,500
March 31, 2012	€757,500
June 30, 2012	€757,500
September 30, 2012	€757,500
December 31, 2012	€757,500
March 31, 2013	€757,500

Scheduled German Term Loan Repayment Date	Amount
June 30, 2013	€757,500
September 30, 2013	€757,500
Final Maturity Date	€282,547,500

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the fifth Business Day following each date on or after the Restatement Effective Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Aleris or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 8.01), an amount equal to 100% of the Net Debt Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Sections 4.02(f) and (g).

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the tenth Business Day following each date on or after the Restatement Effective Date upon which Aleris or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale (except to the extent that the assets sold consist of (x) ABL Priority Collateral or ABL Exclusive Collateral, each as defined in the Intercreditor Agreement, (y) assets owned by the Swiss CE and its Subsidiaries or (z) assets located at the Carson Facility), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date in accordance with the requirements of Sections 4.02(f) and (g); provided, however, (i) that so long as no Event of Default then exists, an amount equal to the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that Aleris has given written notice to the Administrative Agent within such ten Business Day period stating that such Net Sale Proceeds shall be used to purchase assets, used, or to be used, in the businesses permitted pursuant to Section 8.12 within 15 months following the receipt thereof (or, if within 15 months following receipt thereof, Aleris or any of its Subsidiaries enters into a legally binding commitment to reinvest such Net Sale Proceeds, within 180 days following the expiration date of such 15-month period), and (ii) if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such time period (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(c) without regard to the preceding proviso.

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the tenth Business Day following each date on or after the Restatement Effective Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any Recovery Event (except to the extent that the cash proceeds are received in respect of assets constituting (x) ABL Priority Collateral or ABL Exclusive Collateral, each as defined in the Intercreditor Agreement, or (y) assets owned by the Swiss CE and its Subsidiaries), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date in accordance with the requirements of Sections 4.02(f) and

(g); provided, however, that so long as no Event of Default then exists, such Net Insurance Proceeds shall not be required to be so applied on such date to the extent that Aleris has given written notice to the Administrative Agent within such ten Business Day period stating that such Net Insurance Proceeds shall be used to replace or restore properties or assets in respect of which such Net Insurance Proceeds were paid within 15 months following the date of the receipt of such Net Insurance Proceeds (or, if within 15 months following the receipt thereof, Aleris or any of its Subsidiaries enters into a legally binding commitment to reinvest such Net Insurance Proceeds, within 180 days of the date following the expiration date of such 15-month period), and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the time period specified therein (or such earlier date, if any, as Aleris or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(d) without regard to the preceding proviso.

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, no later than the Excess Cash Flow Payment Date, the Borrowers shall prepay outstanding Loans in an aggregate principal amount equal to Applicable Excess Cash Flow Repayment Percentage of Excess Cash Flow for the Fiscal Year then ended.

(f) Each amount required to be applied pursuant to Sections 4.02(a), (b), (c), (d) and (e) in accordance with this Section 4.02(f) shall be applied as a mandatory repayment of Loans, with each such repayment to be applied to U.S. Loans and German Loans on a pro rata basis, provided that if at the time of a repayment of the Loans pursuant to Section 4.02(b), (c) or (d), the sum (the “Sum”) of (1) the Excess Availability under and as defined in the ABL Credit Agreement as in effect on the Restatement Effective Date and (2) the cash and Cash Equivalents of Aleris and its Subsidiaries (other cash and Cash Equivalents which are Restricted or on deposit in an Exempted Deposit Account (as defined in the ABL Credit Agreement as in effect on the Restatement Effective Date)) is less than $100,000,000, such repayment shall be applied first to the repayment of outstandings under the ABL Credit Agreement in such amount as may be required to cause the Sum to equal $100,000,000 and thereafter to the repayment of the Loans as provided above, provided, further, that each amount required to be applied pursuant to Sections 4.02(c) and (d) shall (I) if sourced from Net Sale Proceeds or Net Insurance Proceeds received by the U.S. Borrower or any of its Domestic Subsidiaries from the sale or condemnation of assets owned by the U.S. Borrower or any of its Subsidiaries, be applied (x) first, to repay principal of U.S. Loans until all U.S. Loans are paid in full and (y) second, to repay principal of German Loans and (II) if sourced from Net Sale Proceeds or Net Insurance Proceeds received by the German Borrower or any of its Subsidiaries from the sale or condemnation of assets owned by the German Borrower or any of its Domestic Subsidiaries, be applied (x) first, to repay principal of German Loans until all German Loans are paid in full and (y) second, to repay principal of U.S. Loans. The amount of each principal repayment of Loans of any Tranche made as required by Sections 4.02(b), (c), (d) and (e) shall be applied to reduce the Scheduled Term Loan Repayments (if any) of the applicable Tranche in direct order of their maturity.

(g) With respect to each repayment of Loans required by this Section 4.02, the applicable Borrower or Borrowers may designate the Types of Loans of the applicable Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such Euro Rate Loans were made, provided that subject to Section 2.11 and clause (i) of this Section 4.02, each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(h) Notwithstanding anything in this Section 4.02 to the contrary, it is understood and agreed that none of Sections 4.02(a) through (e), inclusive, shall require that amounts received by any Foreign Subsidiary or Foreign Subsidiaries or a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary be used to repay Term Obligations owed by any U.S. Credit Parties.

(i) Notwithstanding the foregoing provisions of this Section 4.02 (other than clause (a) of this Section 4.02, which clause shall not have the benefits of this sentence), if at any time the mandatory repayment of Loans of a given Tranche pursuant to this Section 4.02 would result in the applicable Borrower’s incurring breakage costs under Section 2.11 as a result of Euro Rate Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Euro Rate Loans, “Affected Loans”), such Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default then exists. At the time that any Affected Loans are otherwise required to be prepaid, the applicable Borrower may elect to deposit 100% (or such lesser percentage elected by such Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of such Affected Loans with the Administrative Agent to be held as security for the obligations of the such Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments of such deposits in Cash Equivalents, with such cash collateral to be released upon the request of such Borrower from such cash collateral account (and applied to repay the principal amount of such Borrower’s Euro Rate Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to the Euro Rate Loans of such Borrower (or such earlier date or dates as shall be requested by such Borrower, with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Euro Rate Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account); provided that (i) interest in respect of such Affected Loans shall continue to accrue thereon at the rate provided hereunder until such Affected Loans have been repaid in full and (ii) at any time while an Event of Default has occurred and is continuing or upon written notice from the Required Lenders, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrowers to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the payment of such Affected Loans. All risk of loss in respect of investments made as contemplated in this clause (i) shall be on the applicable Borrower. Under no circumstances shall the Administrative Agent be liable or accountable to the Borrowers or any other Person for any decrease in the value of the cash collateral account or for any loss resulting from the sale of any investment so made.

4.03 Payments and Computations. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the

Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York time) on the date when due and shall be made in (x) U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) subject to Section 2.14, Euros in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Euro Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Loans (or Commitments relating thereto) at any time prior to the occurrence of a Conversion Event. Nothing in the succeeding clauses of this Section 4.03 shall affect or alter the Borrowers’ obligations to the Administrative Agent, the Collateral Agent and the Lenders with respect to all payments otherwise required to be made by the Borrowers in accordance with the terms of this Agreement and the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments. (a) All payments made by or on behalf of any Credit Party under any Credit Document (including, in the case of the U.S. Borrower, in its capacity as a guarantor pursuant to Section 12) in each case will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any Taxes. If any Taxes are levied or imposed with respect to such payment, the relevant Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the relevant Borrower) agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the applicable Section 4.04 Indemnitee such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Credit Document (including, for the avoidance of doubt, withholding and deductions applicable to additional amounts payable under this Section 4.04). The respective Borrowers will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by such Borrowers or the respective Credit Party. The U.S. Borrower and the German Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower), as applicable, agree to indemnify and hold harmless each Section 4.04 Indemnitee and reimburse such Section 4.04 Indemnitee upon its written request (which shall set forth the basis and calculation of such amount) for the amount of any Taxes so levied or imposed and paid by such Section 4.04 Indemnitee. Notwithstanding anything to the contrary in this Section 4.04(a), (i) any payments required to be made pursuant to this Section 4.04(a) to an Indirect Section 4.04 Indemnitee shall be made to the Related Pass Through Entity and (ii) any request for reimbursement pursuant to this Section 4.04(a) that is to be made by an Indirect Section 4.04 Indemnitee shall be made by the Related Pass Through Entity.

(b) The Administrative Agent and each Lender that is a Lender to the U.S. Borrower and is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Aleris and the Administrative Agent on or prior to the

Restatement Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 11.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption from withholding under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver forms described in clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) in the case of the Administrative Agent and each such Lender, if a Lender or the Administrative Agent is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Administrative Agent or the applicable Lender, as the case may be, under this Agreement and under any Note. In addition, the Administrative Agent and each Lender to the U.S. Borrower agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances or law renders the previous certification obsolete, invalid or inaccurate in any material respect, the Administrative Agent or such Lender will deliver to Aleris and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or Form W-8IMY (with respect to foreign intermediary or flow through entity), as the case may be, and such other forms and necessary attachments as may be required in order to confirm or establish the entitlement of such Person to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note, or the Administrative Agent and/or such Lender shall immediately notify Aleris and the Administrative Agent of its inability to deliver any such form or Section 4.04(b)(ii) Certificate, in which case the Administrative Agent and/or such Lender shall not be required to deliver any such new form or Section 4.04(b)(ii) Certificate pursuant to this Section 4.04(b). Notwithstanding the foregoing, with respect to payments made by any Credit Party under any Credit Document to or for the benefit of a Participant, such Participant shall be required to provide forms and/or certificates pursuant to the preceding sentences of this Section 4.04(b) only to the extent that such Participant is legally entitled to do so. The Administrative Agent and each Lender that is a Lender to the U.S. Borrower and is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (other than an Administrative Agent or Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) agrees to deliver (with respect to itself only) to Aleris and the Administrative Agent, on or prior to the

Restatement Effective Date or, in the case of such an Administrative Agent appointed after the Restatement Effective Date pursuant to Section 10.09 or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 11.04(b) (unless the respective Lender was already a Lender to the U.S. Borrower hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such Person’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 11.04(b) and the immediately succeeding sentence, (x) the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold taxes imposed by the United States federal government (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of the Administrative Agent and/or any Lender, as the case may be, to the extent that the Administrative Agent and/or such Lender, as the case may be, has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from deduction or withholding and (y) no Borrower shall be obligated pursuant to Section 4.04(a) to gross-up payments to be made to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, in respect of withholdings, income or similar taxes imposed by the United States if (I) the Administrative Agent and/or such Lender, as the case may be, has not provided to such Borrower the U.S. Internal Revenue Service Forms required to be provided to such Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 11.04(b), the U.S. Borrower and the German Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower) agree to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes provided, however, that (x) this sentence shall not apply to the portion of such amounts required to be deducted or withheld by such Borrower or Borrowers to the extent such Borrower or Borrowers would have been required to pay additional amounts pursuant to Section 4.04(a) irrespective of such change in such applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof and (y) this sentence shall not be read to permit the Administrative Agent and/or a Lender to a U.S. Borrower to refuse to deliver any Form W-8ECI, Form W-8BEN, Form W-8IMY, or Section 4.04(b)(ii) Certificate, as the case may be, except where, as a result of such change in law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes, the Administrative Agent and/or such Lender is unable to deliver such form or certificate as described above.

(c) Each Lender of German Loans agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the German Borrower any information, in each case, as reasonably requested by the German Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d) If a Borrower pays any additional amount under this Section 4.04 to a Section 4.04 Indemnitee, and such Section 4.04 Indemnitee determines in its reasonable discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against (including, for the avoidance of doubt, any foreign tax credit), its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Section 4.04 Indemnitee shall pay to such Borrower an amount (not to exceed additional amounts paid by such Borrower under this Section 4.04 with respect to Taxes giving rise to such Tax Benefit) that the Section 4.04 Indemnitee shall, in its reasonable sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Section 4.04 Indemnitee in such year as a consequence of such Tax Benefit; provided, however, that (i) any Section 4.04 Indemnitee may determine, in its sole discretion consistent with the policies of such Section 4.04 Indemnitee, whether to seek a Tax Benefit; (ii) any taxes that are imposed on a Section 4.04 Indemnitee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Section 4.04 Indemnitee that otherwise would not have expired) of any Tax Benefit with respect to which such Section 4.04 Indemnitee has made a payment to such Borrower pursuant to this Section 4.04(d) shall be treated as a Tax for which such Borrower is obligated to indemnify such Section 4.04 Indemnitee pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(d) shall require any Section 4.04 Indemnitee to disclose any confidential information to any Borrower (including, without limitation, its tax returns or its calculations); and (iv) no Section 4.04 Indemnitee shall be required to pay any amounts pursuant to this Section 4.04(d) at any time that a Default or an Event of Default exists.

(e) If a Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which additional amounts have been paid under this Section 4.04 to a Section 4.04 Indemnitee, such Section 4.04 Indemnitee shall cooperate with such Borrower in challenging such Taxes, at such Borrower’s expense, if so requested by such Borrower in writing.

SECTION 5. Conditions Precedent to Loans on the Restatement Effective Date. The obligation of each Lender to make Loans on the Restatement Effective Date (including by way of the conversion of the Existing Loans on the Restatement Effective Date as contemplated in Sections 2.01(a) and (b)) is subject at the time of the making of such Loans to the satisfaction of the following conditions (unless waived in accordance with Section 11.12):

5.01 Execution of Agreement; Notes. On or prior to the Restatement Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 11.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate U.S. Term Note and/or German Term Note, in each case executed by the appropriate Borrower or Borrowers and in the amount, maturity and as otherwise provided herein.

5.02 Opinions of Counsel. On the Restatement Effective Date, the Joint Lead Arrangers shall have received (i) from Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit D-1, (ii) from Fried, Frank, Harris, Shriver & Jacobson LLP, special German counsel to the Credit Parties organized under the laws of Germany or any province thereof, opinions addressed to the Administrative Agent and the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering the matters set forth in Exhibit D-2, (iii) from local counsel in each state, province or other jurisdiction in which Mortgaged Properties are located and/or Credit Parties are organized, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent and each of the Lenders and dated the Restatement Effective Date covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to (x) the enforceability of each Mortgage and (y) the perfection of the security interests granted pursuant to the relevant Security Documents and (iv) from foreign counsel to the Credit Parties in such jurisdictions as may be reasonably requested by the Administrative Agent, opinions which shall (x) be addressed to the Administrative Agent, the Collateral Agent, and each of the Lenders and be dated the Restatement Effective Date, (y) cover various matters regarding the execution, delivery and performance of the Local Law Pledge Agreements and European Security Documents and the perfection and/or such other matters incident to the transactions contemplated herein as the Joint Lead Arrangers may reasonably request and (z) be in form, scope and substance reasonably satisfactory to the Joint Lead Arrangers.

5.03 Corporate Documents; Proceedings; etc. (a) On the Restatement Effective Date, the Joint Lead Arrangers shall have received a certificate from each Credit Party, dated the Restatement Effective Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, substantially in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Joint Lead Arrangers.

(b) On the Restatement Effective Date, the Joint Lead Arrangers shall have received all corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Joint Lead Arrangers, and the Joint Lead Arrangers shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the

Joint Lead Arrangers may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, partnership, limited liability company or governmental authorities.

(c) On the Restatement Effective Date, the Joint Lead Arrangers shall have received a certificate, dated the Restatement Effective Date and signed on behalf of Aleris by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Aleris, certifying on behalf of Aleris that all of the conditions in Sections 5.04, 5.05, 5.06, 5.07 and 5.14 have been satisfied on such date.

5.04 Consummation of the Merger. On the Restatement Effective Date, the Merger shall have been (or simultaneously with the initial funding of the Loans shall be) consummated in all material respects in accordance with the Merger Documents. On the Restatement Effective Date, (i) the Joint Lead Arrangers shall have received true and correct copies of all Merger Documents, certified as such by an appropriate officer of Aleris, (ii) each of the conditions precedent to the consummation of the Merger as set forth in the Merger Documents as originally in effect shall have been satisfied in all material respects, and not waived in a manner that is materially adverse to the Lenders except with the prior written consent of the Joint Lead Arrangers, (iii) the Merger Documents shall not have been amended in any way materially adverse to the Lenders without the prior written consent of the Joint Lead Arrangers, and (iv) all Merger Documents shall be in full force and effect.

5.05 Equity Financing, New Notes, Revolving Loans, etc. On or prior to the Restatement Effective Date, the Borrowers shall received gross cash proceeds from (x) the issuance of the New Notes in an aggregate amount equal to $1,000,000,000 (or its equivalent in any other applicable currency), (y) the incurrence of Revolving Loans pursuant to the ABL Credit Agreement in such aggregate amount as is needed, after giving effect to all other available sources of funds, to make the payments owing on the Restatement Effective Date to effect the Transaction and (z) cash equity financing from the Permitted Holders in an aggregate amount of $852,000,000 (the “Equity Financing”).

5.06 Refinancing; Excess Availability. (a) On the Restatement Effective Date and prior to or concurrently with the incurrence of the Loans hereunder:

(i) (w) proceeds from (1) U.S. Loans in excess of $158,323,200 and (2) German Loans in excess of €77,609,000 shall be utilized to repay outstanding Existing U.S. Loans and Existing German Loans, as applicable, that are not Converted U.S. Loans and Converted German Loans, as applicable, (x) the Interest Period applicable to each Borrowing of Existing Loans existing on the Restatement Effective Date immediately prior to the conversion of the Existing Loans pursuant to Section 2.01 and maintained as Euro Rate Loans under the Existing Term Loan Agreement shall, simultaneously with the occurrence of the Restatement Effective Date, be broken, (y) the Administrative Agent shall (and is hereby authorized to) take all appropriate actions to ensure that all Lenders with outstanding Loans (after giving effect to the conversion of Existing Loans and the incurrence of new Loans pursuant to Section 2.01) under the relevant Tranche or Tranches participate in each outstanding borrowing of Loans under the relevant Tranche or Tranches pro rata on the basis of their respective Commitments under the relevant Tranche or Tranches on the Restatement Effective Date and with the relevant Borrowers under the relevant Tranche being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 incurred in connection with the conversion of Existing Loans pursuant to Section 2.01 and/or the actions taken pursuant to this Section 5.06(a) and (z) all accrued interest on all outstanding extensions of credit pursuant to the Existing Term Loan Agreement, and all regularly accruing fees owing pursuant to the Existing Term Loan Agreement, shall be repaid in full on, and through, the Restatement Effective Date (whether or not same would otherwise be then due and payable pursuant to the Existing Term Loan Agreement);

(ii) all loans, interest and other amounts owing pursuant to the Existing Senior Bridge Loan Agreement shall have been repaid or otherwise satisfied in full and the Existing Senior Bridge Loan Agreement and all guarantees with respect thereto shall have been terminated and be of no further force and effect; and

(iii) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 5.06(a) have been satisfied on such date.

(b) On the Restatement Effective Date, Excess Availability (as defined in the ABL Credit Agreement) shall be at least $200,000,000.

5.07 Adverse Change. Since December 31, 2005, there shall not have occurred a Company Material Adverse Effect.

5.08 Credit Document Acknowledgement; Security Document Amendments; Pledge Agreements; Luxco Guaranty, etc. (a) On the Restatement Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the Amended and Restated U.S. Pledge Agreement in the form of Exhibit F-1 (as amended, modified or supplemented from time to time, the “U.S. Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such U.S. Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect (or maintain the perfection of) the security interests purported to be created (or maintained) by the U.S. Pledge Agreement have been taken and the U.S. Pledge Agreement shall be in full force and effect.

(b) On the Restatement Effective Date, each U.S. Subsidiary Guarantor that is not a Borrower shall have duly authorized, executed and delivered the Amended and Restated U.S. Subsidiaries Guaranty in the form of Exhibit G-1 (as amended, modified or supplemented from time to time, the “U.S. Subsidiaries Guaranty”), guaranteeing all of the obligations of the Borrowers as more fully provided therein, and the U.S. Subsidiaries Guaranty shall be in full force and effect.

(c) On the Restatement Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the Amended and Restated U.S. Security Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “U.S. Security Agreement”) covering all of such U.S. Credit Party’s Security Agreement Collateral (as defined in the U.S. Security Agreement), together with:

(i) proper financing statements (Form UCC-1 or the equivalent) (or amendments thereto) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect (or maintain the perfection of) the security interests purported to be created (or maintained) by the U.S. Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Aleris or any of its Domestic Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Restatement Effective Date, together with copies of such other financing statements that name Aleris or any of its Domestic Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing); and

(iii) all other documents or filings necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect (or maintain the perfection of) and protect the security interests purported to be created (or maintained) by the U.S. Security Agreement, and the U.S. Security Agreement shall be in full force and effect

(d) On the Restatement Effective Date, each Credit Party, the Administrative Agent and the Collateral Agent shall have duly authorized, executed and delivered the Credit Document Acknowledgement and Amendment in the form of Exhibit F-3, and the Credit Document Acknowledgement shall be in full force and effect.

(e) On the Restatement Effective Date, with respect to any Security Documents (other than the U.S. Pledge Agreement and the U.S. Security Agreement), if the Administrative Agent reasonably determines (based on advice of local counsel and taking into account the relative costs and benefits associated therewith) that it would be in the interests of the Lenders that the respective Credit Party authorize, execute and deliver one or more amendments to any such Security Document (or amended and restated agreements), then the respective Credit Party shall (i) so authorize, execute and deliver one or more such amendments (or amended and restated agreements) (each, a “Security Document Amendment”) and (ii) take such actions as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Security Document. Each Security Document Amendment shall (i) be prepared by local counsel reasonably satisfactory to the Administrative Agent, (ii) be in form and substance reasonably satisfactory to the Administrative Agent and (iii) be in full force and effect on the Restatement Effective Date.

(f) On the Restatement Effective Date, Dutch Aluminum C.V. shall have duly authorized, executed and delivered a European Parent Pledge Agreement and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such European Parent Guarantor, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by such European Parent Pledge Agreement have been taken and such European Parent Pledge Agreement shall be in full force and effect.

(g) On the Restatement Effective Date, the Luxco Guarantor shall have (i) duly authorized, executed and delivered the Luxco Guaranty, guaranteeing all of the obligations of the U.S. Borrower as more fully provided therein, and the Luxco Guaranty shall be in full force and effect and (ii) duly authorized, executed and delivered the Luxco Pledge Agreement and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Luxco Guarantor, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Luxco Pledge Agreement have been taken and the Luxco Pledge Agreement shall be in full force and effect.

(h) On the Restatement Effective Date, with respect to any Credit Party which is pledging promissory notes or equity interests in one or more Persons organized under the laws of a different jurisdiction from the jurisdiction of organization of the respective Credit Party, if the Collateral Agent reasonably determines (based on advice of local counsel and taking into account the relative costs and benefits associated therewith) that it would be in the interests of the Lenders that the respective Credit Party authorize, execute and deliver one or more additional pledge agreements governed by the laws of the jurisdiction or jurisdictions in which the Person or Persons whose promissory notes or equity interests are being pledged is (or are) organized, then the respective Credit Party shall (i) so authorize, execute and deliver one or more such additional pledge agreements (each, as amended, modified, restated and/or supplemented from time to time, a “Local Law Pledge Agreement” and, collectively, the “Local Law Pledge Agreements”) and (ii) take such actions as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable under local law (as advised by local counsel) to create, maintain, effect, perfect, preserve, maintain and protect the security interests granted (or purported to be granted) by each such Local Law Pledge Agreement. Each Local Law Pledge Agreement shall (i) be prepared by local counsel reasonably satisfactory to the Collateral Agent, (ii) be in form and substance reasonably satisfactory to the Collateral Agent and (iii) be in full force and effect on the Restatement Effective Date, it being understood and agreed, however, in the case of any Local Law Pledge Agreement entered into by Aleris or any of the other U.S. Credit Parties, the respective Credit Party shall not be required to pledge more than 65% of the total combined voting power of all classes of equity interests entitled to vote of any “first-tier” Foreign Subsidiary that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under the Credit Agreement (in the case of the U.S. Borrower) or (y) under its guaranty in respect of the Term Obligations of the U.S. Borrower (in the case of the other U.S. Credit Parties) (it being understood and agreed that 100% of the non-voting equity interests, if any, of each such “first-tier” Foreign Subsidiary shall be required to be pledged in support of such obligations and no stock or assets of any such Subsidiaries of any such “first-tier” Foreign Subsidiary shall be required to be pledged in support of such obligations). Schedule XVI sets forth a list of all Local Law Pledge Agreements to be executed and delivered on the Restatement Effective Date.

5.09 Mortgage; Title Insurance; Landlord Waivers; etc. On the Restatement Effective Date, the Collateral Agent shall have received:

(i) fully executed counterparts of amendments to (or amendments and restatements of) each of the Term Creditor Mortgages, in form and substance reasonably satisfactory to the Collateral Agent which Existing Term Creditor Mortgages (as amended or amended and restated, as the case may be) shall cover each Real Property (located in the United States or any State or territory thereof) owned by Aleris or any of the other Credit Parties and designated as an “Existing U.S. Mortgaged Property” on Schedule III hereto, together with evidence that counterparts of such Existing Term Creditor Mortgages (as amended or amended and restated, as the case may be) have been delivered to the title insurance company insuring the Lien of each such Term Creditor Mortgage for recording in the county where such Real Property is located, to effectively create (or maintain) a valid and enforceable first priority mortgage lien, subject only to Liens permitted pursuant to Section 8.02, on the Existing U.S. Mortgaged Property described therein, in each case in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(ii) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall be reasonably deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such Existing U.S. Mortgaged Property to grant the Lien contemplated by the Existing Creditor Mortgage with respect to such Existing U.S. Mortgaged Property; provided, that notwithstanding the foregoing, the conditions set forth in this clause shall be considered satisfied even if the Borrowers do not deliver such items by the Restatement Effective Date, so long as the Borrowers have used commercially reasonable efforts to obtain and deliver such items by the Restatement Effective Date;

(iii) date-down endorsements to each Existing Mortgage Policy, issued by Chicago Title Insurance Company and insuring the Collateral Agent that the Existing Term Creditor Mortgage on each such Existing U.S. Mortgaged Property will continue to be a valid and enforceable first priority mortgage lien on such Existing U.S. Mortgaged Property, free and clear of all defects and encumbrances except Liens permitted pursuant to Section 8.02 and (y) with respect to each Term Creditor Mortgage located in a jurisdiction where date-down endorsements are not available, a Mortgage Policy relating to each such Term Creditor Mortgage, issued by Chicago Title Insurance Company, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Term Creditor Mortgage on each such U.S. Mortgaged Property is a valid and enforceable first priority mortgage lien on such U.S. Mortgaged Property, free and clear of all defects and encumbrances other than Liens permitted pursuant to Section 8.02. Each such Mortgage Policy and endorsement shall in addition be in form and substance reasonably satisfactory to the Collateral Agent and, with respect to any new Mortgage Policy, shall include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Notes and Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request) and shall not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and shall provide for affirmative insurance and such reinsurance as the Collateral Agent in its discretion may reasonably request;

(iv) such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the date-down endorsements referred to in subsection (iii) above;

(v) evidence reasonably acceptable to the Administrative Agent of payment by Aleris and its Subsidiaries of all new Mortgage Policy premiums and date-down endorsement premiums in respect of such new Mortgage Policies and date-down endorsements, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Existing Term Creditor Mortgages and amendments and issuance of such new Mortgage Policies and date-down endorsements; and

(vi) fully executed Collateral Access Agreements in respect of those Leaseholds of Aleris or any of its Subsidiaries designated as “Leaseholds Subject to Collateral Access Agreements” on Schedule V; provided, that notwithstanding the foregoing, the conditions set forth in this clause shall be considered satisfied even if the Borrowers do not deliver such items by the Restatement Effective Date, so long as the Borrowers have used commercially reasonable efforts to obtain and deliver such items by the Restatement Effective Date.

5.10 Intercreditor Agreement. On the Restatement Effective Date, each Credit Party, the Collateral Agent (for and on behalf of the Term Secured Parties) and the ABL Collateral Agent (for and on behalf of the ABL Secured Parties) shall have duly authorized, executed and delivered the Amended and Restated Intercreditor Agreement in the form of Exhibit M (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

5.11 Financial Statements; Projections. On or prior to the Restatement Effective Date, the Joint Lead Arrangers shall have received true and correct copies of the historical and pro forma consolidated financial statements and the Projections referred to in Section 6.05.

5.12 Solvency Certificate; Insurance Certificates. On the Restatement Effective Date, the Joint Lead Arrangers shall have received:

(i) a solvency certificate from the chief financial officer of Aleris in the form of Exhibit I; and

(ii) certificates of insurance complying with the requirements of Section 7.09 for the business and properties of Aleris and its Subsidiaries, in form and substance reasonably satisfactory to the Joint Lead Arrangers.

5.13 Fees, etc. On the Restatement Effective Date, all costs, fees, expenses (including, without limitation, reasonable and invoiced legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transaction shall have been paid by the Borrowers to the extent due and invoiced.

5.14 Merger Agreement Representations and Warranties. The representations and warranties contained in Article III of the Merger Agreement shall be true and correct in all material respects, but solely to the extent that (i) they are material to the interests of the Lenders and (ii) Parent (as defined in the Merger Agreement) has the right to terminate its obligations under the Merger Agreement as a result of any breach thereof.

5.15 No Default; Representations and Warranties. On the Restatement Effective Date (both before and after giving effect to the Loans to be incurred on such date), there shall exist no Default or Event of Default (other than a Default or Event of Default pursuant to Section 9.02 with respect to the representations enumerated in the parenthetical to clause (ii) below) and (ii) all representations and warranties contained herein and in the other Credit Documents (except the representations contained in Sections 6.03(i) and (ii), 6.04, 6.05, 6.06, 6.07 6.08, 6.09, 6.10, 6.12, 6.13, 6.14, 6.16, 6.17, 6.18, 6.19, 6.20 and 6.21) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.16 Notice of Borrowing. Prior to the making of the Loans (excluding the conversion of Existing Loans), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the benefits of the proceeds of the Loans on the Restatement Effective Date shall constitute a representation and warranty by Aleris and the German Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 5 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 6. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, each Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the incurrence of the Loans on the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Restatement Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.01 Organizational Status. Each of Aleris and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the ABL Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries; except, in each case other than with respect to the creation of Liens referred to in clause (ii) above), to the extent that any such contravention, conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

6.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (w) those that have otherwise been obtained or made on or prior to the Restatement Effective Date and which remain in full force and effect on the Restatement Effective Date, (x) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within 21 days following the Restatement Effective Date, (y) filings in connection with consummating the Merger and filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith and (z) other than with respect to the Credit Documents, those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect) or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect. (a) (I) The audited aggregated IFRS accounts of the Corus Acquired Business with reconciliation to GAAP for the fiscal years of the Corus Acquired Business ended December 31, 2004 and December 31, 2005 and the unaudited aggregated IFRS accounts of the Corus Acquired Business prepared on a comparable basis for the periods of the Corus Acquired Business ended (x) between December 31, 2004 and March 31, 2005 and (y) ended between December 31, 2005 and March 31, 2006 with reconciliation to GAAP, in each case for such periods furnished to the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial position of the Corus Acquired Business at the date of said financial statements and the consolidated results for the respective periods covered thereby, (II) the audited consolidated balance sheets of Aleris for its fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Aleris for such periods furnished to the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial position of Aleris at the date of said financial statements and the consolidated results for the respective periods covered thereby, and (III) the unaudited consolidated balance sheet of Aleris for its fiscal quarter ended September 30, 2006 and the related consolidated statements of income and cash flows and of Aleris for the three-month period ended on such date, furnished to the Lenders prior to the Restatement Effective Date, present fairly in all material respects the consolidated financial condition of Aleris and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes.

(b) Aleris has heretofore furnished to the Joint Lead Arrangers and to the Lenders its pro forma consolidated balance sheet as of September 30, 2006, prepared giving effect to the Transaction as if the same had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Confidential Information Memorandum (which assumptions are believed by Aleris to be reasonable as of the Restatement Effective Date), (ii) subject to the assumptions and qualifications described in the Confidential Information Memorandum, accurately reflects all adjustments necessary to give effect to the Transaction and (iii) presents fairly, in all material respects, the pro forma financial position of the U.S. Borrower and the Subsidiaries as of September 30, 2006 as if the Transaction had occurred on such date.

(c) On and as of the Restatement Effective Date and after giving effect to the Transaction and to all Indebtedness (including, without limitation, the Loans, the New Notes and the Revolving Loans) being issued, incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of Aleris and its Subsidiaries taken as a whole, Aleris individually, the German Borrower individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, will exceed its or their respective debts, (ii) Aleris and its Subsidiaries taken as a whole, Aleris taken individually, the German Borrower taken individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) Aleris and its Subsidiaries taken as a whole, Aleris individually, the German Borrower individually and the German Borrower and its Subsidiaries taken as a whole, as the case may be, will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 6.05(c), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) The Projections most recently delivered to the Administrative Agent and the Lenders prior to the Restatement Effective Date have been prepared in good faith and are based on assumptions which were believed by management of Aleris to be reasonable when made (it being understood that actual results may vary materially from the Projections).

(e) Since December 31, 2005, there has been no change in the financial condition, results of operations or business of Aleris and its Subsidiaries, which individually or in the aggregate has had, or reasonably would be expected to have, a Material Adverse Effect.

6.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Aleris or any Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07 True and Complete Disclosure. All factual information (other than the Projections, the pro forma financial statements and estimates and information of a general economic nature) (taken as a whole) furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all such factual information furnished by or on behalf of Aleris and its Subsidiaries contained in the Confidential Information Memorandum distributed to the Lenders prior to the Restatement Effective Date) for purposes of or in connection with the Transaction, this Agreement, and the other Credit Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used by the Borrowers to finance, in part, the cash payments required in connection with the Merger and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

(b) No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.09 Tax Returns and Payments. Except as set forth in Schedule IV, each of the Borrowers and each of their Subsidiaries has (i) timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrowers and/or any of their Subsidiaries and (ii) has paid, or has caused to be paid, all taxes and assessments payable by them, except for (a) taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) to the extent the failure to have complied with either of clause (i) or (ii) above, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.10 Compliance with ERISA. (a) No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability has occurred and is continuing, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule XIV, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

(b) (i) Each Foreign Plan has been established, registered, qualified, invested and administered in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Plan have been made in accordance with applicable laws and the terms of such plan; (iii) neither Aleris nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan; (iv) all Foreign Plans which are funded or insured plans are funded or insured at least to the extent required by any applicable laws; and (v) there are no outstanding disputes pending or, to the best knowledge of Borrowers, threatened, concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits), and no facts exist which would reasonably be expected to give rise to such a dispute, except (with respect to any matter specified in clauses (b)(i) through (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

6.11 The Security Documents. (a) The security interests created under each Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described therein, superior to and prior to the rights of all third Persons (other than those in favor of the ABL Collateral Agent under the ABL Security Documents), and subject to no security interests of any other Person other than Liens permitted pursuant to Section 8.02.

(b) If any Mortgage (including any amendments thereto or amendments and restatements thereof) is executed and delivered in accordance with Sections 8.12 and/or 5.09, upon the proper filing of each such Mortgage in the appropriate filing office, each such Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and charge and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons and subject to no other Liens (other than Liens permitted pursuant to Section 8.02 related thereto).

(c) The provisions of each U.S. Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the proper filing of UCC financing statements, registrations, recordings and other actions required by the U.S. Security Documents (including, without limitation, the recordation of (x) grants of security interest in United States Patents and United States Trademarks, in each case in the United States Patent and Trademark Office and (y) grants of security interest in United States Copyrights with the United States Copyright Office), necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the U.S. Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Collateral Agent, for the benefit of the Secured Creditors, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, to the extent that such Security Agreement Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the Restatement Effective Date in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a grant of security interest in the United States Patent and Trademark Office or in the United States Copyright Office, in each case, subject to the exceptions contained in the relevant Credit Document, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Liens permitted pursuant to Section 8.02.

(d) The provisions of each European Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the European Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Collateral Agent, for the benefit of the Secured Creditors, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Liens permitted pursuant to Section 8.02.

6.12 Properties. All Real Property owned or leased by Aleris or any of its Subsidiaries as of the Restatement Effective Date, and the nature of the interest therein, is correctly set forth in Schedule III. Each of Aleris and each of its Subsidiaries has good and indefeasible title to all Material Real Properties (and to all buildings, fixtures and improvements located thereon) owned by it, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such Material Property for its intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Material Real Properties are free and clear of all Liens, other than Liens permitted pursuant to Section 8.02.

6.13 Subsidiaries; etc. (a) Aleris has no Subsidiaries other than those Subsidiaries listed on Schedule V (which Schedule identifies the direct owners of each such Subsidiary on the Restatement Effective Date and their percentage ownership therein).

(b) Each direct and indirect parent of the German Borrower (which is not a U.S. Credit Party) is, and at all times shall be, a European Parent Guarantor with no material assets other than the Pledged Collateral (as defined in the European Parent Pledge Agreement), except that the Equity Interests of the top European Parent Guarantor may be owned by one or more U.S. Credit Parties.

(c) Schedule V also sets forth, as of the Restatement Effective Date, (A) the exact legal name of each Credit Party and the type of organization of such Credit Party and (B) in the case of U.S. Credit Parties, whether or not such Credit Party is a registered organization (within the meaning of the UCC), the jurisdiction of organization of such Credit

Party, the location (within the meaning of the UCC) of such Credit Party, and the organizational identification number (if any) of such Credit Party.

6.14 Compliance with Statutes, etc. Each of Aleris and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.15 Investment Company Act. Neither Aleris nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16 Environmental Matters. (a) Subject to subclause (b) hereof, (i) each of Aleris and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of Aleris or the German Borrower, threatened (in writing) Environmental Claims against Aleris or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Aleris or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries); and (iii) there are no facts, circumstances, conditions or occurrences (“Conditions”) with respect to the business or operations of Aleris or any of its Subsidiaries), or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries) that would be reasonably expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any Real Property owned, leased or operated by Aleris or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 6.16, the representations and warranties made in this Section 6.16 shall be untrue only if the effect of any or all Conditions, Environmental Claims and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.17 Employment and Labor Relations. Neither Aleris nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or the German Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or the German Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or the German Borrower, threatened against Aleris or any of its Subsidiaries, (iii) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Aleris’ knowledge, threatened in writing against Aleris or any of its Subsidiaries and (iv) no wage and hour department investigation has been made of Aleris or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

6.18 Intellectual Property, etc. Each of Aleris and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.19 Indebtedness. Schedule VI sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Aleris and its Subsidiaries as of the Restatement Effective Date (but excluding the Term Obligations, any Existing Senior Unsecured Notes, the New Notes and the ABL Loans, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.

6.20 Insurance. Schedule VII sets forth a true and complete listing of all insurance maintained by Aleris and its Subsidiaries as of the Restatement Effective Date, with the amounts insured (and any deductibles) set forth therein.

6.21 Senior Indebtedness. The Term Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the New Senior Subordinated Note Documents.

SECTION 7. Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Term Obligations (other than indemnities described in Section 11.13 (and similar indemnities described in the other Credit Documents, in each case) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01 Information Covenants. Aleris will furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Annual Financial Statements. Within ninety days after the end of each Fiscal Year, the audited consolidated balance sheet of Aleris and its Subsidiaries and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Aleris and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP.

(b) Quarterly Financial Statements. Within forty-five days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Aleris and its Subsidiaries and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Aleris as presenting fairly, in all material respects, the financial condition and results of operations of Aleris and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificates. Concurrently with any delivery of financial statements under Sections 7.01(a) and (b) (or, if earlier, the filing of the 10-Q Report or the 10-K Report), a certificate of a Financial Officer of Aleris in substantially the form of Exhibit J (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth, in the case of the financial statements delivered under Section 7.01(a), (x) Aleris’ calculation of Excess Cash Flow for such Fiscal Year and (y) a list of names of all Immaterial Subsidiaries (if any) and including a certification that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 5% of Total Assets of Aleris and its Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 5% of Consolidated EBITDA for the period to which such financial statements relate.

(d) Accountants’ Certificate. Concurrently with any delivery of financial statements under Section 7.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be subject to such conditions and qualifications as are customary).

(e) Consolidating Statements. Concurrently with any delivery of consolidated financial statements under Sections 7.01(a) or (b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements

(f) Budgets. Within ninety days after the beginning of each Fiscal Year, a consolidated budget of Aleris and its Subsidiaries in reasonable detail for such Fiscal Year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income as of the end of and for such

Fiscal Year), including a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), which Budget shall be accompanied by the statement of a Financial Officer of Aleris to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby.

(g) Collateral. As soon as practicable upon the reasonable request of the Administrative Agent, certify that there have been no changes to Annexes A through D, inclusive, and F through I, inclusive, in each case of the U.S. Security Agreement, Annexes A through G of the U.S. Pledge Agreement and the corresponding Annexes and Schedules to the European Security Documents, in each case since the Restatement Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 7.01(g), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Aleris and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(h) Other Reports and Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Aleris or any Subsidiary with the Securities and Exchange Commission, or with any national securities exchange, or, after an initial public offering of shares of Equity Interests of Aleris, distributed by Aleris to its shareholders generally, as the case may be.

(i) Management Letters. Promptly, a copy of any final “management letter” received from Aleris’ independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of Aleris.

(j) PATRIOT Act Information. Promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(k) Other Information. As promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Aleris or any of its Subsidiaries, or compliance with the terms of any Credit Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in Sections 7.01(a) or (b) may be satisfied with respect to financial information of Aleris and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Aleris’ or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Aleris and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Sections 7.01(a), (b) or (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Aleris posts such documents, or provides a link thereto on Aleris’ website on the Internet or (ii) on which such documents are posted on Aleris’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (1) upon written request by the Administrative Agent, Aleris shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (2) Aleris shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Aleris shall be required to provide paper copies of the compliance certificates required by Section 7.01(c) to the Administrative Agent.

The financial statements required to be delivered pursuant to Section 7.01(b) with respect to the first Fiscal Quarter after the Restatement Effective Date shall not be required to contain all purchase accounting adjustments relating to the Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

7.02 Notice of Material Events. Aleris will furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Aleris obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Aleris or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(d) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Responsible Officer of Aleris setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

7.03 Existence; Franchises. Aleris will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to a Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 8.03.

7.04 Performance of Obligations. Aleris will, and will cause each of its Subsidiaries to, pay or discharge all material tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

7.05 Maintenance of Properties. Aleris will, and will cause each of its Subsidiaries to (i) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (ii) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.06 Books and Records; Inspection Rights. Aleris will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

7.07 Compliance with Laws. Aleris will, and will cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.08 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 6.08.

7.09 Insurance. (a) Aleris will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Aleris will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.

(b) Aleris will, and will cause each of the other Credit Parties to, at all times keep the Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent (or at least 10 days’ prior written notice in the case of non-payment of premium).

(c) If Aleris or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 7.09, or if Aleris or any of its Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right, upon 10 days’ prior notice to Aleris (but shall be under no obligation), to procure such insurance and Aleris agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring and maintaining such insurance.

7.10 New Subsidiaries; Additional Security; Further Assurances; etc. (a) Subject to applicable law and the provisions of this Section 7.10, Aleris shall, and shall cause each of the Credit Parties to, cause (i) each of its Wholly-Owned Subsidiaries (other than (1) any Immaterial Subsidiary (except as otherwise provided in paragraph (e) of this Section 7.10), (2) any Unrestricted Subsidiary, (3) any Subsidiary organized under the laws of Canada and (4) any Subsidiary of the Swiss CE) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement or that is required to become a Guarantor pursuant to Section 8.08 and (ii) any such Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended Fiscal Quarter has ceased to qualify as an Immaterial Subsidiary, to become a Guarantor as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit O hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each party to a Joinder Agreement (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and each other Secured Creditor at such time party to or benefiting from the Intercreditor Agreement or the Security Documents, any property of such Credit Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Security Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement, in each case to the extent required by the terms of this Section 7.10 and subject to any limitations set forth in the Security Documents.

(b) Aleris will, and will cause each of the Credit Parties to, cause (i) 100% (or such lesser percentage held by Aleris or such other Credit Party) of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, other than any Domestic Subsidiary taxed as a partnership for federal income tax purposes that holds Equity Interests of a Foreign Subsidiary whose Equity Interests are pledged pursuant to clause (ii) below or any Domestic Subsidiary which is a Subsidiary of any Foreign Subsidiary, (ii) 65% (or such lesser percentage held by Aleris or such other Credit Party) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or such lesser percentage held by Aleris or such other Credit Party) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by Aleris or any of the Credit Parties which is a Domestic Subsidiary and (iii) 100% (or such lesser percentage held by Aleris or such other Credit Party) of the issued and outstanding Equity Interests of each of its Foreign Subsidiaries held by a European Credit Party, to be subject at all times to a first priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Credit Documents or other security documents as the Administrative Agent shall reasonably request; provided, however this paragraph (b) shall not require Aleris or any of its Subsidiaries to grant a security interest in (i) any Equity Interests of a Subsidiary to the extent a pledge of such Equity Interests in favor of the Administrative Agent or to secure any debt securities of Aleris or any of its Subsidiaries that would be entitled to such a security interest would require separate financial statements of a Subsidiary to be filed with the Securities and Exchange Commission (or any other government agency) under Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any successor thereto) or any other law, rule or regulation, (ii) the Equity Interests of any Unrestricted Subsidiary or (iii) any interests in joint ventures and non-Wholly Owned Subsidiaries to the extent the same cannot be pledged without the consent of one or more third parties.

(c) Without limiting the foregoing, Aleris will, and will cause each of the Credit Parties to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 5, including opinions of counsel, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Credit Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Credit Parties; provided that, in no event will Aleris or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.10(c).

(d) Subject to the limitations set forth or referred to in this Section 7.10, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by Aleris or any Credit Party after the Restatement Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), Aleris will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Aleris will cause such assets to be subjected to a Lien securing the Term Obligations of such Credit Party and will take, and cause the Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section 7.10, all at the expense of the Credit Parties.

(e) If, at any time and from time to time after the Restatement Effective Date, Subsidiaries that are not Credit Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended Fiscal Quarter or more than 5.0% of Consolidated EBITDA of Aleris and the Restricted Subsidiaries for the most recently ended Test Period, then Aleris shall, not later than 45 days after the date by which financial statements for such Fiscal Quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Credit Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary in this Section 7.10, real property required to be mortgaged under this Section 7.10 shall be limited to real property that is owned in fee by a Credit Party having a fair market value at the time of the acquisition thereof of $2,500,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the Administrative Agent’s reasonable judgment after consultation with Aleris).

(g) Notwithstanding anything to the contrary contained in this Agreement, neither Aleris nor any Subsidiary of Aleris shall be required to:

(i) execute and deliver any Joinder Agreement, Guaranty or any other document or grant a Lien in any Equity Interests or other property held by it if such action (w) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (x) would result in adverse tax consequences, (v) is not within the legal capacity of Aleris or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (z) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Secured Creditors of Aleris or such Subsidiary’s guaranty or security;

(ii) pledge as Collateral any assets excluded therefrom pursuant to the relevant Security Documents; or

(iii) to the extent it is a Foreign Subsidiary (other than the Luxco Guarantor) or a Domestic Subsidiary of a Foreign Subsidiary, guarantee the Term Obligations of any U.S. Credit Party.

(h) If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Aleris and its Subsidiaries constituting Collateral, the Administrative Agent or the Collateral Agent will, at the expense of Aleris, obtain appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

7.11 Designated Senior Indebtedness. Aleris hereby designates the Term Obligations to be Designated Senior Indebtedness under the New Senior Subordinated Note Indenture.

SECTION 8. Negative Covenants. Each Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and the Loans and Notes (in each case, together with interest thereon), Fees and all other Term Obligations (other than any indemnities described in Section 11.13 and similar indemnities in the other Credit Documents, in each case which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) Aleris will not and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and Aleris will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that Aleris may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Aleris and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not U.S. Subsidiary Guarantors shall not exceed $125,000,000 at any one time outstanding.

(b) The limitations set forth in paragraph (a) of this Section 8.01 shall not apply to any of the following items (collectively, “Permitted Debt”):

(i) Indebtedness incurred pursuant to the ABL Credit Agreement by Aleris or any Restricted Subsidiary (other than the German Borrower and its Subsidiaries); provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed $50,000,000 plus the greater of (A) $850,000,000 and (B) the sum of (x) 85% of the net book value of the accounts receivable of Aleris and its Restricted Subsidiaries and (y) the lesser of 75% of the net book value or 85% of the net orderly liquidation value of the inventory of Aleris and its Restricted Subsidiaries;

(ii) the Term Obligations;

(iii) the incurrence by Aleris and any U.S. Subsidiary Guarantor of Indebtedness represented by the New Senior Notes issued on the Restatement Effective Date and the guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the New Senior Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Notes (as defined in the New Senior Notes Indenture));

(iv) the incurrence by the Borrowers and any U.S. Subsidiary Guarantor of Indebtedness represented by the New Senior Subordinated Notes issued on the Restatement Effective Date (including any guarantees thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the New Senior Subordinated Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes (as defined in the New Senior Subordinated Notes Indenture));

(v) Indebtedness existing on the date hereof and set forth in Schedule VI;

(vi) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by Aleris or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by Aleris or any Restricted Subsidiary as of the Restatement Effective Date or acquired by Aleris or any Restricted Subsidiary after the Restatement Effective Date in exchange for, or with the proceeds of the sale of, such assets owned by Aleris or any Restricted Subsidiary as of the Restatement Effective Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (vi) ; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (vi) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $175,000,000 and (y) 5.5% of Total Assets at any one time outstanding;

(vii) Indebtedness incurred by Aleris or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty days following such drawing or incurrence;

(viii) Indebtedness arising from agreements of Aleris or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of Aleris or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Aleris and the Restricted Subsidiaries in connection with such disposition;

(ix) Indebtedness of Aleris to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Term Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Aleris or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(x) Indebtedness of a Restricted Subsidiary to Aleris or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness to a Restricted Subsidiary that is not a Credit Party such Indebtedness is subordinated in right of payment to the obligations of such Credit Party hereunder or under its Guaranty, as applicable; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Aleris or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(xi) shares of Preferred Stock of a Restricted Subsidiary issued to Aleris or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Aleris or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(xii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted under this Agreement to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(xiii) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Aleris or any Restricted Subsidiary in the ordinary course of business;

(xiv) (A) any guarantee by Aleris or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of Aleris permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 8.08;

(xv) the incurrence by Aleris or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under paragraph (a) of this Section 8.01 and clauses (iii), (iv) and (v) above, this clause (xv) and clauses (xvi) and (xxii)(B) of this paragraph (b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased, (B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (1) Indebtedness subordinated to the Obligations or the Guaranty of any Guarantor, such Refinancing Indebtedness is subordinated to the Obligations or such Guaranty at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or

Preferred Stock, respectively, and (C) shall not include (1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of Aleris, (2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor or (3) Indebtedness, Disqualified Stock or Preferred Stock of Aleris or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock (x) of Aleris or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by Aleris or any Restricted Subsidiary or merged into Aleris or a Restricted Subsidiary, in each case in accordance with the terms of this Agreement; provided that either (A) after giving effect to such acquisition or merger, either (1) Aleris would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of this Section 8.01; or (2) the Fixed Charge Coverage Ratio of Aleris and the Restricted Subsidiaries on a consolidated basis is greater than such ratio immediately prior to such acquisition or merger; or (B) such Indebtedness, Disqualified Stock or Preferred Stock (1) is not Secured Indebtedness and is Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the indenture governing the New Senior Subordinated Notes as in effect on the Restatement Effective Date, (2) is not incurred while a Default exists and no Default or Event of Default shall result therefrom, (3) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to Final Maturity Date, (4) is incurred by Aleris or a U.S. Subsidiary Guarantor and (5) in the case of clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xviii) Indebtedness of Aleris or any Restricted Subsidiary supported by a letter of credit issued pursuant to the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xix) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition consummated in accordance with the terms of this Agreement and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xix) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xix) and then outstanding (including any such Refinancing Indebtedness), does not exceed $50,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause

(xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred pursuant to paragraph (a) of this Section 8.01 from and after the first date on which Aleris or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 8.01 without reliance on this clause (xix));

(xx) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xx) and then outstanding, does not exceed the greater of (x) $75,000,000 and (y) 4.0% of Foreign Subsidiary Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xx) shall cease to be deemed incurred or outstanding for purposes of this clause (xx) but shall be deemed incurred pursuant to paragraph (a) of this Section 8.01 from and after the first date on which Aleris or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 8.01 without reliance on this clause (xx));

(xxi) Indebtedness issued by Aleris or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Aleris or any direct or indirect parent company of Aleris to the extent described in Section 8.04(b)(iv);

(xxii) Indebtedness, Disqualified Stock and Preferred Stock of Aleris or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii) and then outstanding, does not at any one time outstanding exceed the sum of (A) $150,000,000 (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (xxii)(A) shall cease to be deemed incurred or outstanding for purposes of this clause (xxii)(A) but shall be deemed incurred pursuant to paragraph (a) of this Section 8.01 from and after the first date on which Aleris or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to paragraph (a) of this Section 8.01 without reliance on this clause (xxii)(A)), plus (B) 100% of the net cash proceeds received by Aleris since after the Restatement Effective Date from the issue or sale of Equity Interests of Aleris or cash contributed to the capital of Aleris (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Aleris or any of its subsidiaries) as determined in accordance with Sections 8.04(a)(iii)(B) and (a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 8.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(xxiii) Attributable Debt incurred by Aleris or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by Aleris or any Restricted Subsidiary as of the Restatement

Effective Date or acquired by Aleris or any Restricted Subsidiary after the Restatement Effective Date in exchange for, or with the proceeds of the sale of, such assets owned by Aleris or any Restricted Subsidiary as of the Restatement Effective Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiii); provided that the aggregate amount of Attributable Debt incurred under this clause (xxiii) (including any such Refinancing Indebtedness) does not exceed $50,000,000.

(c) Notwithstanding the foregoing, Indebtedness of the German Borrower and its Subsidiaries permitted pursuant to Section 8.01(a) and clauses (vi), (xvi), (xix), (xx), (xxii) and (xxiii) of Section 8.01(b) shall not exceed $50,000,000 at any time outstanding.

(d) Notwithstanding anything to the contrary contained in this Agreement, Investments specified in clause (a) of the definition of “Permitted Investments” and intercompany loans permitted in clauses (ix) and (x) of Section 8.01(b) among Aleris and its Restricted Subsidiaries (collectively, the “Intercompany Investments”) shall be subject to the restrictions that the aggregate principal amount of all Intercompany Investments made by the U.S. Credit Parties and their Domestic Subsidiaries to Foreign Subsidiaries (other than the Luxco Guarantor) shall not exceed $50,000,000 in any Fiscal Year (determined without regard to any write-downs or write-offs thereof).

(e) For purposes of determining compliance with this Section 8.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxiii) of paragraph (b) of this Section 8.01 or is entitled to be incurred pursuant to paragraph (a) of this Section 8.01, Aleris, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the ABL Credit Agreement and the term loan facility provided for herein on the Restatement Effective Date shall be deemed to have been incurred on such date in reliance on the exception in clauses (i) and (ii) of the definition of “Permitted Debt”.

(f) The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 8.01.

(g) For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by Aleris), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

(h) The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

8.02 Limitations on Liens. Aleris will not and will not permit any of the Credit Parties to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) that secures obligations under any Indebtedness on any asset or property of Aleris or any Credit Party now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except:

(a) in the case of the Fixed Assets, any Initial Lien if (i) such Initial Lien expressly ranks junior to the first priority security interest intended to be created in favor of the Collateral Agent for the benefit of the Term Secured Parties pursuant to the Security Documents (provided that the terms of such junior interest shall be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement) or (ii) such Initial Lien is a Permitted Collateral Lien; and

(b) in the case of any other asset or property, any Initial Lien if (i) such Initial Lien expressly ranks junior to the second priority security interest intended to be created in favor of the Collateral Agent for the benefit of the Term Secured Parties pursuant to the Security Documents (provided that the terms of such junior interest shall be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement with respect to junior liens) or (ii) such Initial Lien is a Permitted Lien.

8.03 Merger, Consolidation or Sale of All or Substantially All Assets. (a) No Borrower shall consolidate or merge with or into or wind up into (whether or not such Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) such Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (x) in the case of the U.S. Borrower, a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof and (y) in the case of the German Borrower, a company with limited liability organized or existing under the laws of Germany (such Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii) the relevant Successor Borrower, if other than the relevant Borrower, expressly assumes all the obligations of such Borrower under this Agreement and the other Credit Documents pursuant to supplements to the Credit Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) in the case of any such transaction involving Aleris, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable Test Period, (A) Aleris (or the relevant Successor Borrower) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 8.01(a) or (B) the Fixed Charge Coverage Ratio for Aleris (or the relevant Successor Borrower) and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for Aleris and the Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor which has guaranteed the obligations of the relevant Borrower, unless it is the other party to the transactions described above (in which case clause (i)(B) of paragraph (c) of this Section 8.03 shall apply) shall have by supplement to the Credit Documents confirmed that its Guaranty of the Term Obligations shall apply to such Person’s obligations under the Credit Documents and the Loans; and

(vi) Aleris shall have delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplements to the Credit Documents, if any, comply with this Agreement and the other Credit Documents.

(b) The relevant Successor Borrower shall succeed to, and be substituted for, the relevant Borrower under this Agreement and the other Credit Documents and, except in the case of a lease transaction, the relevant predecessor Borrower will be released from its obligations hereunder and thereunder. Notwithstanding clauses (iii) and (iv) of paragraph (a) of this Section 8.03, (i) any Restricted Subsidiary (other than the German Borrower) may consolidate with, merge into or transfer all or part of its properties and assets to, Aleris, and (ii) Aleris may merge with an Affiliate of Aleris incorporated solely for the purpose of reincorporating Aleris in another state of the United States of America so long as the amount of Indebtedness of Aleris and the Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 11.12(b), Aleris shall not permit any Guarantor to consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) (A) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (x) in the case of a U.S. Subsidiary Guarantor, a corporation organized or existing under the laws of the United States of America, any state thereof, the District of

Columbia, or any territory thereof, (y) in the case of the Luxco Guarantor, a company with limited liability organized or existing under the laws of Luxembourg and (z) in the case of a European Credit Party, a company organized or existing under the laws of jurisdiction of the predecessor European Credit Party (each such Guarantor or each such Person, as the case may be, being herein called the “Successor Person”), (B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under such Guarantor’s Guaranty and the other Credit Documents, pursuant to a Joinder Agreement and supplements to the Credit Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent, (C) immediately after such transaction, no Default or Event of Default exists and (D) Aleris shall have delivered to the Administrative Agent an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such Joinder Agreement and supplements, if any, comply with this Agreement and the other Credit Documents; or

(ii) the transaction is made in compliance with Section 4.02(c).

(d) The Successor Person shall succeed to, and be substituted for, such Guarantor under such Guarantor’s Guaranty and the other Credit Documents and, except in the case of a lease transaction, such Guarantor will be released from its obligations thereunder. Notwithstanding the foregoing, (i) any U.S. Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another U.S. Subsidiary Guarantor or the U.S. Borrower and (ii) any European Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another European Subsidiary Guarantor or the German Borrower.

(e) Notwithstanding the foregoing, the Merger shall be permitted without compliance with this Section 8.03.

(f) For purposes of this Section 8.03, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Aleris which properties and assets, if held by Aleris instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Aleris and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Aleris.

8.04 Limitation on Restricted Payments. (a) Aleris shall not and shall not permit any Restricted Subsidiary to, directly or indirectly (w) declare or pay any dividend or make any distribution on account of Aleris’ or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by Aleris payable in Equity Interests (other than Disqualified Stock) of Aleris or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of Aleris, Aleris or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity

Interests of Aleris or any direct or indirect parent of Aleris, including in connection with any merger or consolidation, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than (A) Indebtedness permitted under clauses (ix) and (x) of Section 8.01(b) or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, Aleris could incur $1.00 of additional Indebtedness under Section 8.01(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Aleris and the Restricted Subsidiaries after the Restatement Effective Date pursuant to paragraph (a) of this Section 8.04 or clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (vi)(C), (viii) and (xii) of paragraph (b) of this Section 8.04 (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to paragraph (b) of this Section 8.04), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Aleris for the period (taken as one accounting period) from the first day of the Fiscal Quarter in which the Restatement Effective Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Aleris, of marketable securities or other property received by Aleris after the Restatement Effective Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to Section 8.01(b)(xxiii)(B)) from the issue or sale of (x) (1) Equity Interests of Aleris, including Retired Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by Aleris, of marketable securities or other property received from the sale of (I) Equity Interests to any future, present or former employees, directors, managers or consultants of Aleris, any direct or indirect parent company of Aleris or any of Aleris’ Subsidiaries after the Restatement Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of paragraph (b) of this Section 8.04 and (II) Designated Preferred Stock, and (2) to the extent actually contributed to Aleris, Equity Interests of Aleris’ direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of paragraph (b) of this Section 8.04) or (y) debt securities of Aleris that have been converted into or exchanged for such Equity Interests of Aleris; provided that this clause (B) shall not include the proceeds from (I) Refunding Capital Stock, (II) Equity Interests of Aleris or debt securities of Aleris that have been converted into or exchanged for Equity Interests of Aleris sold to a Restricted Subsidiary or Aleris, as the case may be, (III) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (IV) Excluded Contributions, plus

(C) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by Aleris, of marketable securities or other property contributed to the capital of Aleris after the Restatement Effective Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to Section 8.01(b)(xxii)(B)) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(D) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by Aleris, of marketable securities or other property received after the Restatement Effective Date by means of (1) the sale or other disposition (other than to Aleris or a Restricted Subsidiary) of Restricted Investments made by Aleris or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from Aleris or any Restricted Subsidiary and repayments to Aleris or a Restricted Subsidiary of loans or advances that constitute Restricted Investments or (2) the sale (other than to Aleris or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Aleris or a Restricted Subsidiary pursuant to clauses (ix) or (xiii) of paragraph (b) of this Section 8.04 or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Restatement Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by Aleris in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $100,000,000, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by Aleris or a Restricted Subsidiary pursuant to clauses (ix) or (xiii) of paragraph (b) of this Section 8.04 or to the extent such Investment constituted a Permitted Investment.

(b) The provisions of paragraph (a) of this Section 8.04 shall not prohibit:

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Aleris or any Equity Interests of any direct or indirect parent company of Aleris, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Aleris (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this paragraph (b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Aleris) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of Aleris or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of Aleris or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with Section 8.01 so long as (A) the principal amount of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of such new Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or the liquidation preference of such new Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock, (B) such Indebtedness is subordinated to the Term Obligations at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired, (C) such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and (D) such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Aleris or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of Aleris, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $15,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Aleris and, to the extent contributed to Aleris, Equity Interests of any of Aleris’ direct or indirect parent companies, in each case to members of management, directors, managers or consultants of Aleris, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Restatement Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of paragraph (a) of this Section 8.04, plus (B) the cash proceeds of key man life insurance policies received by Aleris and the Restricted Subsidiaries after the Restatement Effective Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv); and provided, further, that cancellation of Indebtedness owing to Aleris from members of management, directors, managers or consultants of Aleris, any of its direct or indirect parent companies, or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Aleris or any of its direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this Section 8.04 or any other provision of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Aleris or any Restricted Subsidiary issued in accordance with Section 8.01 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) the declaration and payment of dividends (A) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Aleris after the Restatement Effective Date, (B) to a direct or indirect parent company of Aleris, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Restatement Effective Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Aleris from the sale of such Designated Preferred Stock, or (C) on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this paragraph (b); provided, however, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Aleris and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(viii) the declaration and payment of dividends on Aleris’ common stock following the first public offering of Aleris’ common stock or the common stock of any of its direct or indirect parent companies after the Restatement Effective Date, of up to 6% per annum of the net proceeds received by or contributed to Aleris in or from any such public offering, other than public offerings with respect to Aleris’ common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with Excluded Contributions;

(x) the declaration and payment of dividends by Aleris to, or the making of loans to, its direct parent company in amounts required for Aleris’ direct or indirect parent companies to pay (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of Aleris and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, (C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Aleris to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Aleris and the Restricted Subsidiaries, (D) general corporate overhead expenses of any direct or indirect parent company of Aleris to the extent such expenses are attributable to the ownership or operation of Aleris and the Restricted Subsidiaries, and (E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of Aleris;

(xi) any Restricted Payments used to fund the Transaction and the fees and expenses related thereto, including those owed to Affiliates, in each case to the extent permitted under Section 8.05;

(xii) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those set forth in Sections 1017 and 1018 of the New Senior Subordinated Note Indenture; provided that, prior to such repurchase, redemption or other acquisition, Aleris (or a third party to the extent permitted by this Agreement) shall have prepaid the Loans to the extent required by Section 4.02(c);

(xiii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $50,000,000 and (y) 1.5% of Total Assets at the time of such

Investment (with the fair market value of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(xiv) distributions or payments of Receivables Fees;

(xv) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Equity Interests of, or Indebtedness owed to Aleris or a Restricted Subsidiary by, any Unrestricted Subsidiary; and

(xvi) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (xvi), does not exceed the greater of (x) $100,000,000 and (y) 3.0% of Total Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xv) and (xvi) of this paragraph (b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Notwithstanding anything to the contrary herein, Aleris will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (i) Restricted Payment covered in clauses (w) through (y) of the definition of Restricted Payments set forth in paragraph (a) of this Section 8.04 to the holders of Equity Interests of Aleris or any of its direct or indirect parent companies (which shall include the Sponsor and the Co-Investors) other than to Aleris’ and its Restricted Subsidiaries’ future, present or former employees, directors, managers or consultants of Aleris, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities and other than a Restricted Payment made pursuant to clause (x) of paragraph (b) of this Section 8.04 or (ii) Investment in the Sponsor, the Co-Investors, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsor or any Co-Investor or any Person or group who becomes a Permitted Holder following a Change of Control as provided for in the definition of “Permitted Holders” (other than in Aleris and its Restricted Subsidiaries and members of management of Aleris (or its direct parent)), in each case during any period beginning on the date on which Aleris makes an election to pay interest on the New Senior Notes by increasing the principal amount of the outstanding New Senior Notes or by issuing additional New Senior Notes pursuant to the New Senior Note Indenture (or an election under any similar provision set forth in any instrument governing any Indebtedness refinancing, refunding, extending, renewing or replacing the New Senior Note) with respect to any interest period relating thereto and ending on the first date after such interest period on which Aleris makes a payment of interest in cash on the New Senior Notes pursuant to the New Senior Note Indenture (or pursuant to any such other instrument) with respect to a subsequent interest period relating thereto on the New Senior Notes pursuant to the New Senior Note Indenture with respect to a subsequent interest period.

(d) Aleris shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Aleris and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to paragraph (a) of this Section 8.04 or under clauses (ix), (xiii) or (xvi) of paragraph (b) of this Section 8.04, or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

8.05 Limitations on Transactions with Affiliates. (a) Aleris shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Aleris (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to Aleris or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Aleris or such Restricted Subsidiary with an unrelated Person and (ii) Aleris delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a board resolution adopted by the majority of the members of the board of directors of Aleris approving such Affiliate Transaction and set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The limitations set forth in paragraph (a) of this Section 8.05 shall not apply to:

(i) transactions between or among Aleris or any of the Restricted Subsidiaries;

(ii) Restricted Payments that are permitted by the provisions of Section 8.04 and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring and advisory fees and related expenses to the Sponsor and any Co-Investors and any termination or other fee payable to the Sponsor or any Co-Investors upon a change of control or initial public equity offering of Aleris or any direct or indirect parent company thereof pursuant to the Management Services Agreement as in effect on the Restatement Effective Date;

(iv) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of Aleris, any of its direct or indirect parent companies or any Restricted Subsidiary;

(v) payments by Aleris or any Restricted Subsidiary to the Sponsor or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Aleris in good faith;

(vi) transactions in which Aleris or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Aleris or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of paragraph (a) of this Section 8.05;

(vii) payments or loans (or cancellations of loans) to employees or consultants of Aleris, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by Aleris in good faith;

(viii) any agreement, instrument or arrangement as in effect as of the Restatement Effective Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Restatement Effective Date as reasonably determined by Aleris in good faith);

(ix) the existence of, or the performance by any Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Restatement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Aleris or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Restatement Effective Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the terms of the original agreement in effect on the Restatement Effective Date as reasonably determined in good faith by Aleris;

(x) the Transaction and the payment of all fees and expenses related to the Transaction as disclosed in the offering memorandum relating to the New Senior Notes;

(xi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Aleris and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of Aleris, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) the issuance of Equity Interests (other than Disqualified Stock) of Aleris to any Permitted Holder or to any director, manager, officer, employee or consultant of Aleris or any direct or indirect parent company thereof;

(xiii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(xiv) investments by the Sponsor and Co-Investors in securities of Aleris or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(xv) licenses, sublicenses, leases or subleases granted by Aleris and its Subsidiaries to other Persons not materially interfering with the conduct of the business of Aleris and its Subsidiaries, in each case so long as no such grant otherwise restricts any Credit Party’s right to grant a Lien on such assets or property in favor of the Collateral Agent (or the Collateral Agent’s rights and remedies with respect, or access, thereto).

8.06 Limitations on Asset Sales. (a) Aleris shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(i) Aleris or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Aleris) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by Aleris from the sale of the Saginaw, Michigan facility on terms materially consistent with the terms, as in effect as of October 6, 2003, set forth in Exhibit 5 to the Long Term Agreement as in effect as of October 6, 2003 between General Motors Corporation and Alchem Aluminum Inc., dated as of February 26, 1999, shall, in each case, be deemed to be fair market value for purposes of this paragraph);

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Aleris or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (provided that the amount of (A) any liabilities (as shown on Aleris’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Aleris or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Term Obligations, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which Aleris or such Restricted Subsidiary has been validly released by all creditors in writing, (B) any securities, notes or other obligations or assets received by Aleris or such Restricted Subsidiary from such transferee that are converted by Aleris or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (C) any Designated Non-cash Consideration received by Aleris or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that has not previously been converted to cash, not to exceed the greater of (x) $100,000,000 and (y) 3.0% of Total Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose); and

(iii) an amount equal to 100% of the Net Sale Proceeds of such Asset Sale (less, in the case of the sale of Equity Interests of a Person, the amount allocable to the inventory and related assets of such Person, as determined by Aleris in good faith) is applied in accordance with Section 4.02(c).

(b) Notwithstanding anything to the contrary contained above, in no event shall any of the Equity Interests of (A) the German Borrower (1) fail to be subject to the Lien of the Secured Creditors as provided in this Agreement or (2) be sold, transferred, issued or otherwise disposed of (x) to any Person that is not a European Parent Guarantor or (y) pursuant to a sale, transfer or other disposition which would after giving effect thereto, result in the German Borrower not constituting a Wholly-Owned Subsidiary of Aleris , (B) any Subsidiary of the German Borrower (other than any Subsidiary substantially all of the assets of which are Accounts and related assets and/or substantially all of whose business activities relate to sales and distribution activities) be sold, transferred or otherwise disposed of to any Subsidiary of Aleris other than the German Borrower or a Subsidiary thereof or (C) the Swiss CE or any Subsidiary thereof be sold, transferred or otherwise disposed of to any Subsidiary of Aleris other than (x) in the case of the Swiss CE, a European Parent Guarantor or (y) in the case of a Subsidiary of the Swiss CE, to the Swiss CE or a Subsidiary thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, Aleris shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist (i) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Aleris or any Restricted Subsidiary to Aleris or any other Restricted Subsidiary (each referred to in this definition as a “disposition”), and (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary to Aleris or any other Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case other than dispositions (t) among the U.S. Credit Parties, (u) among the German Borrower and its Wholly-Owned Subsidiaries, (v) among Wholly-Owned Foreign Subsidiaries (that are not Credit Parties) of Aleris, (w) by any Subsidiary of Aleris to any U.S. Credit Party, (x) by any Foreign Subsidiary of Aleris that is not a Credit Party to any Wholly-Owned Foreign Subsidiary of Aleris, (y) by any U.S. Credit Party to any Wholly-Owned European Subsidiary of Aleris that is a Credit Party, and (z) by any U.S. Credit Party to any Wholly-Owned Foreign Subsidiary (that is not a Credit Party) of Aleris, so long as, (I) in the case of any transfer from one Credit Party to another Credit Party, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the relevant Security Documents in the assets so transferred shall (A) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (B) be replaced by security interests granted to the relevant Collateral Agent for the benefit of the relevant Secured Creditors pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (II) in the case of any transfer pursuant to preceding clauses (y) and (z), the aggregate value of all assets transferred or sold (other than sales or transfer of assets located at 2211 East Carson Street, Long Beach, California or located, or previously located, at State Board 7, Hannibal, Ohio) shall not exceed $50,000,000 since the Restatement Effective Date.

Notwithstanding anything to the contrary contained herein, the Equity Interests of any of the Subsidiaries of Corus Aluminium NV in existence on the Restatement Effective Date (each, such Subsidiary, a “European Sales Office”) may be transferred to Aleris Switzerland GmbH so long as (i) the respective European Sales Office owns no assets other than de minimis assets and (ii) the respective European Sales Office has no operations other than the solicitation of sales of finished aluminum product to end-use customers by and on behalf of Aleris Switzerland GmbH or the Specified European Manufacturing Subsidiaries, as permitted pursuant to this Agreement.

To the extent the Required Lenders waive the provisions of this Section 8.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.06 (other than to Aleris or a Subsidiary thereof which is a Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

8.07 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Aleris shall not, and shall not permit any Restricted Subsidiary that is not a Credit Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to Aleris or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to Aleris or any Restricted Subsidiary;

(ii) make loans or advances to Aleris or any Restricted Subsidiary; or

(iii) sell, lease or transfer any of its properties or assets to Aleris or any Restricted Subsidiary.

(b) The limitations set forth in paragraph (a) of this Section 8.07 shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Restatement Effective Date, including pursuant to the Credit Documents, the ABL Credit Agreement and the related documentation (including security documents and intercreditor agreements) and Hedging Obligations;

(ii) the New Note Documents and the New Notes and the subsidiary guarantees of the New Notes issued thereunder;

(iii) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (iii) of paragraph (a) of this Section 8.07 on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by Aleris or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 8.01 and 8.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Restatement Effective Date pursuant to Section 8.01;

(x) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(xi) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(xii) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Restatement Effective Date, such restrictions are necessary or advisable, in the good faith determination of Aleris, to effect such Receivables Facility;

(xiii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Aleris or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Aleris or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Aleris or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(xiv) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of paragraph (a) of this Section 8.07 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) of this paragraph (b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Aleris, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Restatement Effective Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Restatement Effective Date.

8.08 Limitations on Guarantees of Indebtedness by Restricted Subsidiaries. Aleris will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor or a Foreign Subsidiary which is not a Credit Party, to guarantee the payment of any Indebtedness of Aleris or any other Guarantor unless:

(a) such Restricted Subsidiary within thirty days executes and delivers a Joinder Agreement providing for a Guaranty by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of Aleris or any Guarantor, that is by its express terms subordinated in right of payment to the Term Obligations or the Guaranty of such Restricted Subsidiary, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guaranty substantially to the same extent as such Indebtedness is subordinated to the Term Obligations;

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Aleris or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guaranty; and

(c) such Restricted Subsidiary shall deliver to the Administrative Agent an opinion of counsel to the effect that (i) such Guaranty has been duly executed and authorized and (ii) such Guaranty constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 8.08 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

8.09 Limitations on Sale and Lease-Back Transactions. Aleris will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(a) Aleris or such Restricted Subsidiary would be entitled to (i) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and

Lease-Back Transaction pursuant to Section 8.01 and (ii) create a Lien on such property securing such Attributable Debt without securing the Term Obligations pursuant to Section 8.02;

(b) the consideration received by Aleris or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by Aleris) of such property; and

(c) Aleris applies the proceeds of such transaction in compliance with Section 4.02(c).

8.10 Amendments to Subordination Provisions. Without the consent of the Required Lenders, Aleris will not amend, modify or alter the New Senior Subordinated Note Indenture in any way to:

(a) increase the rate of or change the time for payment of interest on any New Senior Subordinated Notes;

(b) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any New Senior Subordinated Notes;

(c) alter the redemption provisions or increase the price or terms at which Aleris is required to offer to purchase any New Senior Subordinated Notes; or

(d) amend the provisions of the New Senior Subordinated Note Indenture that relate to subordination.

8.11 Business of Aleris and Restricted Subsidiaries. Aleris will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any material line of business substantially different from those lines of business conducted by Aleris and the Restricted Subsidiaries on the Restatement Effective Date or businesses reasonably related or ancillary thereto.

8.12 Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization. Aleris will not, and will not permit any of the other Credit Parties to, change its legal name until (i) it shall have given to the Administrative Agent and the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent and Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the Restatement Effective Date and later obtains one, or if there is any change in the organizational identification number of any Credit Party, Aleris or such other Credit Party shall promptly notify the Collateral Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents fully perfected and in full force and effect. Furthermore, Aleris will not, and will not permit any of the other Credit Parties to, change its jurisdiction of organization or its type of organization until (x) it shall have given to the Collateral Agent not less than 15 days prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request (although no change pursuant to this Section 8.12 shall be permitted to the extent that it involves (i) except as otherwise permitted under Section 8.03, a U.S. Credit Party ceasing to be organized in the United States or (ii) the German Borrower ceasing to be organized in Germany and (y) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.

8.13 Negative Covenants of Non U.S. Credit Parties. The parties hereto agree that the covenants and agreements made pursuant to this Section 8 by the German Borrower (but, for the avoidance of doubt, not the covenants and agreements of the U.S. Borrower in respect of the German Borrower and its Subsidiaries) are made solely in support of the Loans to the German Borrower and shall be solely for the benefit of the Lenders in their capacity as Lenders to the German Borrower.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

9.01 Payments. Any Borrower shall (i) fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in preceding clause (i)) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period 30 days; or

9.02 Representations, etc. Any representation or warranty made or deemed made by or on behalf of any Credit Party herein or in any other Credit Document or any amendment or modification thereof or waiver thereunder, or in any report or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Credit Document, shall prove to have been materially incorrect when made or deemed made; or

9.03 Covenants. Failure by any Credit Party for 60 days after receipt of written notice given by the Administrative Agent or the Required Lenders to comply with any of its other agreements in this Agreement or any Credit Document; or

9.04 Default Under Other Agreements. (i) Aleris or any Subsidiary of Aleris shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Hedge Agreements in accordance with the terms thereof and not as a result of any default thereunder by Aleris or any Subsidiary of Aleris that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) this Section 9.04 shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) notwithstanding the foregoing, any requirement for Aleris or any Subsidiary of Aleris to make a Special Mandatory Redemption under, and as defined in, the New Senior Note Indenture or any failure by Aleris or any Subsidiary of Aleris to make such a Special Mandatory Redemption shall not constitute an Event of Default to the extent that such requirement and/or failure does not constitute an event of default under the New Senior Note Indenture or any other Material Indebtedness; or

9.05 Bankruptcy, etc. (a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(b) Any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.05(a), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors; or

9.06 Judgments. Failure by any Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

9.07 Guaranties. Any Guaranty of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) or Aleris shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Guarantor that is a Significant Subsidiary (or the Responsible Officers of any group of Subsidiaries that together would constitute a Significant Subsidiary) or Aleris, as the case may be, denies that it has any further liability under its Guaranty or gives notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guaranty in accordance with this Agreement; or

9.08 Security Documents. After the execution and delivery thereof, unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, any Security Document shall for any reason cease to be in full force and effect or the assertion by any Borrower or any Restricted Subsidiary, in any pleading in any court of competent jurisdiction, that any security interest thereunder is invalid or unenforceable and, in the case of any such Restricted Subsidiary, the failure by Aleris to cause such Restricted Subsidiary to rescind such assertions within 30 days after Aleris has actual knowledge of such assertions; or

9.09 Additional Agreements. The failure by any Borrower or any Restricted Subsidiary to comply for 60 days after receipt of written notice given by the Administrative Agent or the Required Lenders with its other agreements contained in the Security Documents, except for a failure that would not materially affect the value of the Collateral, or the remedies with respect thereto, in each case taken as a whole; or

9.10 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Aleris, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes evidencing such Loans and all other Term Obligations owing with respect thereto hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents securing Term Obligations owing to the Lenders.

In the event of any Event of Default specified in Section 9.04, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Administrative Agent or the Lenders if, within 20 days after such Event of Default arose, (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (ii) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (iii) the default that is the basis for such Event of Default has been cured.

Solely for the purposes of determining whether an Event of Default has occurred under Section 9.04, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in such Section; provided that if it is necessary to exclude more than one Subsidiary from Section 9.04 pursuant to this paragraph in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

SECTION 10. The Administrative Agent and Collateral Agent.

10.01 Appointment. The Lenders hereby irrevocably designate and appoint DBNY as Administrative Agent (for purposes of this Section 10 and Section 11.01 (and all guarantees of obligations pursuant to said Sections, and for purposes of the Security Documents), the term “Administrative Agent” will include DBNY (and any successor Collateral Agent or Collateral Agents)) in its capacity as Collateral Agent pursuant to the Security Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent shall be permitted to designate one of its affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Letters of Credit denominated in Euros and the provisions of this Section 10 shall apply to any such affiliate mutatis mutandis).

10.02 Nature of Duties. (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Syndication Agent, the Co-Documentation Agents, the Joint

Lead Arrangers and the Joint Book Running Managers are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and the Joint Book Running Managers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent (to the same extent as provided for the Administrative Agent) as, and to the extent, provided for under Sections 10.06 and 11.01 (which provisions shall be deemed incorporated by reference herein). Without limitation of the foregoing, neither the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers nor the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

10.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Aleris and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Aleris and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Aleris or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Aleris or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

10.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement) or in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08 Holders. The Borrowers and the Administrative Agent shall deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, together with the relevant Assignment and Assumption Agreement shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 9.05 then exists, Aleris. Such resignation shall take effect upon the appointment of a successor Administrative Agent or Collateral Agent, as applicable, pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent or Collateral Agent, as applicable, hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Aleris, which acceptance shall not be unreasonably withheld or delayed (provided that Aleris’ approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the resigning Administrative Agent, on behalf of the Lenders and with the consent of Aleris (which consent shall not be unreasonably withheld or delayed, provided that Aleris’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 45th Business Day after the date on which such notice of resignation was given by the resigning Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e) Upon the resignation of the Administrative Agent pursuant to this Section 10.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 shall continue in effect for the benefit of such Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

10.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Lenders (or any authorized sub-group thereof) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Term Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than any Credit Party) upon the sale or other disposition thereof in compliance with Section 8.06, (iii) upon the request of the Borrowers, so long as the fair market value of any Collateral released in any Fiscal Year pursuant to this Section 10.10(b)(iii) does not exceed $5,000,000, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12), (v) as otherwise may be expressly provided in the relevant Security Documents or (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of the Guarantor from its obligations under its Guaranty in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10(b).

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) In no event will the Collateral Agent be replaced hereunder (or under any of the other Credit Documents) unless agreed to by the Administrative Agent and the Collateral Agent.

(e) Each Lender authorizes and directs the Collateral Agent and the Administrative Agent to enter into the intercreditor agreements and related documents in respect of (i) Secured Hedging Agreements and (ii) Other Pari Passu Lien Obligations.

10.11 Amendments to Guaranties and Security Documents on the Restatement Effective Date. By their execution and delivery hereof, the Lenders party hereto hereby authorize and direct the Administrative Agent and the Collateral Agent to enter into the Credit Document Acknowledgment and Amendment in substantially the form of Exhibit F-3 hereto.

10.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11. Miscellaneous.

11.01 Payment of Expenses, etc. The U.S. Credit Parties hereby jointly and severally agree to: (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement; (ii) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, no more than one outside law firm retained by the Lenders); (iii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnitee”, and collectively, the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including Remedial Actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other

Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any losses, liabilities, claims, damages or expenses to the extent (w) incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) brought solely by an Affiliate of such Indemnitee, (y) resulting from a breach of the Credit Documents by such Indemnitee or (z) relating solely to disputes among Indemnitees and not involving the Sponsor, the Borrowers or any of their Affiliates) or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Aleris or any of its Subsidiaries at any location, whether or not owned, leased or operated by Aleris or any of its Subsidiaries, the non-compliance by Aleris or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Aleris, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and no more than one outside law firm retained by the Lenders and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent (v) incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (w) brought solely by an Affiliate of such Indemnitee, (x) resulting from a breach of the Credit Documents by such Indemnitee, (y) relating solely to disputes among Indemnitees and not involving the Sponsor, the Borrowers or any of their Affiliates or (z) resulting solely from acts or omissions by Persons other than Aleris and its Subsidiaries with respect to the applicable Real Property after the Administrative Agent sells the respective Real Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. No party to this Agreement shall be responsible or liable to any other party to this Agreement (or any such party’s Affiliates, officers, directors, employees, representatives, Agents or investment advisors) for (and each such party hereby waives) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of the Credit Documents or the transactions contemplated hereby and thereby.

11.02 Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by Affiliates, branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Aleris or any of its Subsidiaries against and on account of the Term Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Term Obligations purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Term Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, provided, however, that none of the Administrative Agent or any Lender may offset amounts owed by it to the European Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by the U.S. Credit Parties (except in respect of the U.S. Credit Parties’ guaranties of the European Credit Parties).

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER TERM OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 11.12 OF THIS AGREEMENT, ALL OF THE LENDERS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER TERM OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, to such Credit Party c/o Aleris at 25825 Science Park Drive, Suite 400, Beachwood, OH 41122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier: (216) 910-3650, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and Aleris shall not be effective until received by the Administrative Agent or Aleris, as the case may be. Each party hereto may change its information for notices and other communications hereunder by providing notice of such change to each other party hereto in accordance with this Section 11.03.

11.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns permitted hereby of the parties hereto; provided, however, that no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.04 (or as provided in Section 2.13). Any Lender may grant participations in its rights hereunder, provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the applicable Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) the participant shall not constitute a “Lender” hereunder, (E) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and (F) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of, or interest on, the Loans that are being participated in by such participant, (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions, precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (iii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iv) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, provided, further that following a Conversion Event each Participant shall be entitled to receive from relevant Borrowers any incremental costs and indemnities (including, without limitation, pursuant to Section 2.10, 2.11 and 4.04) directly from the Borrowers to the same extent as if it were the direct Lender as to which its interests were assigned after the occurrence of a Conversion Event as opposed to a participant therein, which incremental costs shall be calculated without regard to Section 2.12. A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 4.04 than what the applicable Lender would have been entitled to receive with respect to the participation sold to such participant. A participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.04 unless the relevant Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of such Borrower, to comply with Section 4.04 as though it were a Lender.

(b) Subject to clause (c) below, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Term Obligations hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (taking the Dollar Equivalent of any amounts denominated in Euros), in each case in the aggregate for the assigning Lender or assigning Lenders of such outstanding Term Obligations hereunder to one or more Eligible Transferees (treating any funds that invest in loans and are managed or advised by the same investment advisor or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which Eligible Transferees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the respective Borrower or Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the relevant Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, as the case may be, (iii) so long as no Significant Event of Default with respect to Aleris then exists the consent of Aleris in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.15 and (vii) unless a Significant Event of Default with respect to Aleris has occurred and is continuing, no Lender may assign its Loans to a Disqualified Lender. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Loans. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder (other than a German Lender solely in its capacity as a Lender to the German Borrower), the respective assignee Lender shall, to the extent legally entitled to do so, provide to Aleris the appropriate Internal Revenue Service Forms and necessary attachments (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that prior to the occurrence of a Conversion Event (but not with respect to assignments effected thereafter) an assignment of all or any portion of a Lender’s outstanding Term Obligations pursuant to Section

2.13 or this Section 11.04(b) would, at the time of such assignment, result in amounts payable under Section 2.10 or 4.04 that exceed the respective amounts that would be payable by the Borrowers at such time to the respective assigning Lender under such Sections in the absence of such assignment, then the Borrowers shall not be obligated to pay such excess amount (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other excess amounts or increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective assignment; provided, however, that the preceding clause shall not apply to the portion of such excess amounts or increased costs required to be paid by the Borrowers to the extent the Borrowers would have been required to pay additional amounts pursuant to Section 2.10 or 4.04 irrespective of such change in such applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof). Any assignment or transfer by a Lender of its rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(a).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Aleris), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

11.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Term Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Term Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Term Obligation then owed and due to such Lender bears to the total of such Term Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Term Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Aleris to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Aleris or the Required Lenders shall so request, the Administrative Agent, the Lenders and Aleris shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent or the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Aleris shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (or in the case of Base Rate Loans (and other amounts owing hereunder or under any other Credit Document to which the Base Rate is applicable) 365 or 366 days, as the case may be) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

11.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER

AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS RULES AND PRINCIPLES THEREUNDER). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GERMAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS ALERIS, WITH OFFICES ON THE DATE HEREOF AT THE ADDRESS SPECIFIED OPPOSITE ITS SIGNATURE BELOW, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE GERMAN BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

(b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF

VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Aleris and the Administrative Agent.

11.10 Effectiveness. This Agreement (as amended and restated) shall become effective on the date (the “Restatement Effective Date”) on which (i) each Borrower, the Administrative Agent, each Lender (which shall include the Required Lenders (determined immediately before the occurrence of the Restatement Effective Date and without giving effect thereto)) shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent at the Notice Office (or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such Notice Office that the same has been signed and mailed to it); it being understood that any Existing Lender which does not execute a counterpart hereof shall be replaced in accordance with the provisions of Section 11.12(d) and (ii) the conditions contained in Section 5 are met to the reasonable satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 5 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release the Borrowers from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5). The Administrative Agent will give each Lender prompt written notice of the occurrence of the Restatement Effective Date.

11.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed or waived unless such change or waiver is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Aleris may be released from this Agreement, the Guaranties and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change or waiver, shall, without the consent of each Lender (other than a Defaulting Lender) (with Term Obligations being directly affected in the case of following clause (i)), (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of any Loan or Note or extend the duration of any Interest Period for a Euro Rate Loan beyond six months, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 11.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Restatement Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments are included on the Restatement Effective Date), or (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision of this Agreement as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of the Syndication Agent, the Co-Documentation Agents or the Joint Lead Arrangers, amend, modify or waive any provision relating to the rights or obligations of the Syndication Agent, the Co-Documentation Agents or the Joint Lead Arrangers, as the case may be, or (5) without the consent of the Supermajority Lenders of the affected Tranche, amend, modify or waive any provision of this Agreement in a manner which would have a disproportionate effect on such Tranche (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Restatement Effective Date).

(b) Notwithstanding anything to the contrary in this Section 11.12, (i) a Guarantor shall automatically be released from its obligations hereunder and its Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Guarantor ceases to be a Subsidiary of Aleris and (ii) so long as no Event of

Default has occurred and is continuing and a Responsible Officer of Aleris certifies in an officer’s certificate to the Administrative Agent that a Guarantor (A) is an Immaterial Subsidiary, and such release of the Guarantor would not result in any Immaterial Subsidiary being required pursuant to Section 7.10(e) to become a Credit Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Guarantors hereunder and the provisions of Section 7.10(e) are satisfied upon giving effect to all such additions and releases), or (B) is a Restricted Subsidiary which has been redesignated as an Unrestricted Subsidiary in accordance with Section 8.04(d), then in the case of each of clauses (A) and (B), the Administrative Agent shall promptly release such Guarantor from its obligations hereunder and its Guaranty upon receipt of such officer’s certificate from Aleris. In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 11.12(b) shall be without recourse to or warranty by the Administrative Agent.

(c) Notwithstanding anything to the contrary in this Section 11.12, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and may be amended and waived with the consent of the Collateral Agent at the request of Aleris without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(d) If, in connection with any proposed change or waiver of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Aleris shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of Aleris, if the respective Lender’s consent is required with respect to less than all Tranches of Loans, to replace only the respective Tranche of Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change or waiver or (B) repay each Tranche of outstanding Loans of such Lender which gives rise to the need to obtain such Lender’s consent, in accordance with Section 4.01(b), provided that, unless the Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or outstanding Loans of existing Lenders (who have consented thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event Aleris shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).

11.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 10.06 and 11.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Term Obligations.

11.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in amounts payable under Section 2.10, 2.11 or 4.04 that exceed the amounts that would be payable by Borrowers under such sections to the relevant Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other excess amounts of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

11.15 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and for Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15.

11.16 Confidentiality. (a) Each Lender agrees that it will not disclose without the prior written consent of Aleris (other than to Affiliates of such Lender, its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided that such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to the Transaction, the

Permitted Holders, Aleris or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document (other than information that is available to such Lender on a nonconfidential basis prior to such disclosure), provided that any Lender may disclose any such information (i) as is or has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by the respective Lender, (ii) as may be required in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar regulatory organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required with respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.16, and (vii) to any pledgee under Section 11.04(c) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee or participant agrees to be bound by the confidentiality provisions contained in, or provisions no less restrictive than, this Section 11.16. Any person required to maintain the confidentiality of information as provided in this Section 11.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

(b) Each Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Aleris or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Aleris and its Subsidiaries), if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.

11.17 INTERCREDITOR AGREEMENT. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (X) IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TERM OBLIGATIONS ARE INTENDED TO CONSTITUTE A DISTINCT AND SEPARATE CLASS FROM THE ABL OBLIGATIONS, (Y) AS BETWEEN THE SECURED CREDITORS, IT IS THE INTENTION OF THE PARTIES HERETO THAT THE TERM OBLIGATIONS (INCLUDING ALL POST-PETITION INTEREST WITH RESPECT THERETO) (1) HAVE A FIRST PRIORITY SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE A SECOND PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE U.S. CREDIT PARTIES CONSTITUTING TERM PRIORITY COLLATERAL AND (2) HAVE NO SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE A FIRST PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE CANADIAN CREDIT PARTIES AND THE SWISS CE AND ITS SUBSIDIARIES AND (Z) AS BETWEEN THE SECURED CREDITORS, IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ABL OBLIGATIONS (INCLUDING ALL POST-PETITION INTEREST WITH RESPECT

THERETO) (1) HAVE A FIRST PRIORITY SECURITY INTEREST, AND THAT THE TERM OBLIGATIONS HAVE A SECOND PRIORITY SECURITY INTEREST, IN ALL COLLATERAL OF THE U.S. CREDIT PARTIES CONSTITUTING ABL PRIORITY COLLATERAL AND (2) HAVE A SECURITY INTEREST, AND THAT THE ABL OBLIGATIONS HAVE NO SECURITY INTEREST, IN ALL COLLATERAL OF THE GERMAN BORROWER AND ITS SUBSIDIARIES (EXCEPT FOR ASSETS SOLD PURSUANT TO THE RECEIVABLES PURCHASE AGREEMENTS AND ASSETS OF TRANSITORY EUROPEAN SUBSIDIARIES). EACH LENDER FURTHER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE PROVISIONS SETTING FORTH THE PRIORITIES AS BETWEEN THE HOLDERS OF ABL OBLIGATIONS ON THE ONE HAND, AND THE HOLDERS OF TERM OBLIGATIONS, ON THE OTHER HAND, ARE SET FORTH IN THE INTERCREDITOR AGREEMENT.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE SECURITY DOCUMENTS AND THE INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 11.17 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR THE COLLATERAL AGENT OR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT ARE ALSO ACTING IN AN AGENCY CAPACITY PURSUANT TO THE ABL CREDIT AGREEMENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.

11.18 Aleris as Agent for the German Borrowers. The German Borrower hereby irrevocably appoints Aleris as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the German Borrower that such appointment has been revoked. The German Borrower hereby irrevocably appoints and authorizes Aleris (i) to provide the Administrative Agent with all notices with respect to Loans obtained for the benefit of the German Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as Aleris deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents.

11.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and Equity Interests in, various Persons owned by the applicable Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States, Germany, Canada, Switzerland, Belgium, France and England and any State, province or territory thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests, or promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Restatement Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. Aleris hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, Aleris shall, and shall cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 11.19, all such actions shall be taken in accordance with the provisions of this Section 11.19 and Section 7.10 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States, Germany, Canada, Switzerland, Belgium, France and England and any State, province or territory thereof) not required to be taken in accordance with the provisions of this Section 11.19, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 7.10 and this Section 11.19.

11.20 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a) Aleris and its Subsidiaries were not required to have filed (or cause to have filed) on or prior to the Restatement Effective Date amendments to financing statements (Form UCC-1) or any amendments to filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the U.S. Security Agreement or the U.S. Pledge

Agreement, as applicable. Not later than the 10th day after the Restatement Effective Date, Aleris and its Subsidiaries shall have filed (or cause to have filed) all of such amendments to financing statements (Form UCC-1) and any amendments to filings with the United States Patent and Trademark Office or the United States Copyright Office necessary to perfect the security interest purported to be created by the Security Documents.

(b) Aleris and its Subsidiaries shall be required to take the actions (if any) specified in Schedule XI as promptly as practicable, and in any event within the time periods set forth in Schedule XI. The provisions of Schedule XI shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Restatement Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 11.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 11.20 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by Aleris to each of the Lenders that the actions required pursuant to this Section 11.20 will be, or have been, taken within the relevant time periods referred to in this Section 11.20 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 11.20, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

11.21 The PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the PATRIOT Act.

11.22 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in any currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by any Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the such Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.23 Pledges of Bank Accounts Under General Terms and Conditions. Security created by any general terms and conditions of business of a Secured Creditor over LTIBR owing to a Credit Party shall not secure directly or indirectly any loans made to any German Borrowing Party (other than the relevant Credit Party itself) under the Credit Documents, but will nonetheless be valid as security for all other obligations secured under such general terms and conditions of business.

11.24 Abstract Acknowledgment of Indebtedness and Joint Creditorship. (a) Notwithstanding any other provision of this Agreement, each Borrower hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgment of indebtedness (abstraktes Schuldversprechen) that it owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Creditors, sums equal to, and in the currency of, each amount payable by such Borrower to each of the Secured Creditors under each of the Secured Debt Agreements as and when that amount falls due for payment under the relevant Secured Debt Agreement or would have fallen due but for any discharge resulting from failure of another Secured Creditor to take appropriate steps, in insolvency proceedings affecting such Borrower, to preserve its entitlement to be paid that amount.

(b) Each Borrower undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Borrower to each of the Secured Creditors under each of the Secured Debt Agreements as such amount has become due and payable.

(c) The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Borrower under this Section 11.24, irrespective of any discharge of such Borrower’s obligation to pay those amounts to the other Secured Creditors resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Borrower, to preserve their entitlement to be paid those amounts.

(d) Any amount due and payable by a Borrower to the Collateral Agent under this Section 11.24 shall be decreased to the extent that the other Secured Creditors have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Secured Debt Agreements and any amount due and payable by a Borrower to the other Secured Creditors under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.24; provided that no Borrower may consider its obligations towards a Secured Creditor to be so discharged by virtue of any set-off, counterclaim or similar defense that it may invoke vis-à-vis the Collateral Agent.

(e) The rights of the Secured Creditors (other than the Collateral Agent) to receive payment of amounts payable by each Borrower under the Secured Debt Agreements are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.24.

(f) In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Creditor) of all obligations of each Borrower towards each of the Secured Creditors under the Secured Debt Agreements.

11.25 Special Appointment of Collateral Agent for German Security. (a) (i) Each Lender that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Creditors, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Lenders, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Lender shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(b) The Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Creditors, where “German Security” means the assets which are the subject of a security document which is governed by German law.

(c) Each Lender hereby instructs the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Creditors. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(d) The Lenders and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to Section 11.25 of this Agreement and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgment of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgment of indebtedness in trust for the Secured Creditors and will be administered in accordance with this Agreement and the Credit Documents. The Secured Creditors and the Collateral Agent agree further that the respective Credit Party’s obligations under such abstract acknowledgment of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the applicable agreement governing German Security) and shall not result in any additional liability of any of the Credit Parties or otherwise prejudice the rights of any of the Credit Parties. Accordingly, payment of the obligations under such abstract acknowledgment of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.

11.26 Absence of Back-to-Back Financing. (a) For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax guidelines issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S2742a – 20/04) and on 22 July 2005 (IV B7 – S2742a – 31/05) (together, the “Decree”) in relation to section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz), the Collateral Agent agrees subject to compliance by the Borrowers with the provisions of clauses (b) and (e) below, to deliver on behalf of each Lender to Aleris acting in this respect as recipient on behalf of each German Borrowing Party no later than 40 Business Days after (i) the Restatement Effective Date, (ii) each accession of a German Borrowing Party to this Agreement as a Borrower and (iii) no later than 40 Business Days after any amendment to this Agreement or any Security Document which may impact adversely on the tax position of Aleris and its Subsidiaries pursuant to section 8a as referred to above, a completed bank certificates substantially in the form of Exhibit N (the “Bank Certificate”) in the form set out in the sample confirmation attached to the letter (Bescheinigung im Sinner der Rdnr. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBI I 2005 S. 829) issued by the German Federal Ministry of Finance (Bundesministerium der Finanzen) on 20 October 2005 (the “Sample”). For purposes of enabling the Collateral Agent to issue the Bank Certificate on behalf of each Lender, Aleris will provide the Collateral Agent with a list of guarantees, Security Documents and restrictions as required in the Sample on (x) the Restatement Effective Date, (y) the date of accession of a German Borrowing Party and (z) the date of any amendment to this Agreement or any Security Document as set out in clause (iii) above.

(b) Each Borrower undertakes to inform the Collateral Agent without undue delay if it becomes aware of any incorrectness or incompleteness of a Bank Certificate given or to be given from time to time by the Collateral Agent pursuant to paragraph a) above.

(c) The delivery of a Bank Certificate shall not prejudice the rights of the Collateral Agent or the Lenders under this Agreement or any other Credit Document. In the event of any inconsistencies between the terms of a Bank Certificate and the terms of an individual Security Document, the terms of the relevant Security Document shall prevail. A Bank Certificate shall under no circumstances constitute a waiver or release of any Security Document.

(d) Each Borrower confirms to the Collateral Agent and each Lender that:

(i) each Bank Certificate is given by the Collateral Agent for the purpose of delivery to the competent tax authorities of the German Borrowing Parties to assist the

German Borrowing Parties in the administration of their tax affairs and not for any other purpose,

(ii) the Collateral Agent and the Lenders are not responsible for examining the Credit Parties’ tax position and that the Bank Certificates do not guarantee the achievement of a specific result or conclusion for tax purposes,

(iii) each Bank Certificate is addressed to and is solely for the benefit of the German Borrowing Parties in relation to this Agreement, and

(iv) no Bank Certificate creates third party rights of any kind.

(e) It is the common understanding of the parties that no party is providing any legal and/or tax advice to any other party with respect to this Agreement, in particular with respect to the application of section 8a of the German Corporation Tax Act (Körperschaftssteuergesetz) and the interpretation of the Decree, and that it is the responsibility of each party, in particular each Borrower, to consult its own legal and tax advisers.

(f) Any costs and expenses incurred by the Collateral Agent or any Lender in connection with the provision of a Bank Certificate will be borne by the Borrowers. Neither the Collateral Agent nor any Lender shall be liable as a result of the delivery of a Bank Certificate. Each Borrower agrees to indemnify the Collateral Agent and each Lender with respect to any potential claims that might be made against the Collateral Agent or any Lender with respect to any Bank Certificate by any third party, the Borrowers being in this case jointly and severally liable to the Collateral Agent and each Lender for such indemnification. No Borrower will raise any claims against the Collateral Agent or any Lender based on, or in connection with, a (correct/complete or incorrect/incomplete) Bank Certificate.

(g) For the avoidance of doubt:

(i) None of the Collateral Agent nor any Lender shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Section 11.27.

(ii) None of the Collateral Agent nor any Lender shall be obliged to deliver any information or make any statements pursuant to this Section 11.27 if by doing so it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

(iii) Each German Borrowing Party may disclose the existence and contents of a Bank Certificate to its professional advisers, its Affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.

(h) If at any time after the delivery of a Bank Certificate, a German Borrowing Party receives a request by the tax authorities to have the Bank Certificate updated or issued by all the Lenders:

(i) the Collateral Agent agrees to deliver to Aleris such updated Bank Certificate; or

(ii) the Lenders agree to issue such Bank Certificate.

Each Borrower releases the Collateral Agent from its general obligation to maintain confidentiality in connection with the requirements of this Section 11.

11.27 Conflicting Provisions in Security Documents. In the event that any provisions of this Agreement conflict with any Security Document, the provisions of this Agreement shall govern.

11.28 Continuing Effect. This Agreement shall amend and restate in its entirety the Existing Term Loan Agreement, and all obligations of the Borrower thereunder and under the Credit Documents as in effect immediately prior to the Restatement Effective Date (the “Existing Credit Documents”) shall be deemed replaced and extended as obligations under this Agreement and the Credit Documents and be governed hereby and thereby without novation.

SECTION 12. U.S. Borrower Guaranty.

12.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent, and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by the U.S. Borrower from the proceeds of the German Loans and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, the U.S. Borrower hereby agrees with the Guaranteed Creditors as follows: the U.S. Borrower hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Relevant Term Loan Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Relevant Term Loan Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the U.S. Borrower, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Term Loan Guaranteed Obligations.

12.02 Reinstatement. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Term Loan Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the U.S. Borrower, notwithstanding any revocation of this U.S. Borrower Guaranty or other instrument evidencing any liability of any Guaranteed Party, and the U.S. Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.03 Bankruptcy. Additionally, the U.S. Borrower unconditionally and irrevocably guarantees the payment of any and all of the Relevant Term Loan Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the German Borrower upon the occurrence of any of the events specified in Section 9.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.04 Nature of Liability. The liability of the U.S. Borrower hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Term Loan Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the U.S. Borrower hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Term Loan Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Relevant Term Loan Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 12.06, or (g) any invalidity, irregularity or enforceability of all or any part of the Relevant Term Loan Guaranteed Obligations or of any security therefor.

12.05 Independent Obligation. The obligations of the U.S. Borrower hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against the U.S. Borrower whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. The U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to any Guaranteed Party shall operate to toll the statute of limitations as to the U.S. Borrower.

12.06 Authorization. The U.S. Borrower authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Term Loan Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Borrower Guaranty shall apply to the Relevant Term Loan Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Relevant Term Loan Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Term Loan Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

(e) settle or compromise any of the Relevant Term Loan Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of any Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the U.S. Borrower from its liabilities under this U.S. Borrower Guaranty.

12.07 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the U.S. Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Term Loan Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.08 Waiver. (a) The U.S. Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The U.S. Borrower waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Relevant Term Loan Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, the U.S. Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Relevant Term Loan Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Relevant Term Loan Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of the U.S. Borrower hereunder except to the extent the Relevant Term Loan Guaranteed Obligations have been paid. The U.S. Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower against any Guaranteed Party or any other party or any security.

(b) The U.S. Borrower waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Borrower Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Term Loan Guaranteed Obligations. The U.S. Borrower assumes all responsibility for being and keeping itself informed of any Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Term Loan Guaranteed Obligations and the nature, scope and extent of the risks which the U.S. Borrower assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise the U.S. Borrower of information known to them regarding such circumstances or risks.

(c) The U.S. Borrower hereby acknowledges and affirms that it understands that to the extent any Relevant Term Loan Guaranteed Obligations are secured by Real Property located in the State of California, the Guaranteeing Party shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such Real Property by trustee sale or any other reason impairing the German Borrower’s or any Guaranteed Creditor’s right to proceed against the U.S. Borrower or any other guarantor of the Relevant Term Loan Guaranteed Obligations.

(d) The U.S. Borrower hereby waives, to the fullest extent permitted by applicable law, all rights and benefits under Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. The U.S. Borrower hereby further waives, to the fullest extent permitted by applicable law, without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to the U.S. Borrower under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2846, 2847, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

(e) Until all Relevant Term Loan Guaranteed Obligations have been paid in full in cash, the U.S. Borrower waives its rights of subrogation and reimbursement and any other rights and defenses available to the U.S. Borrower by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses the U.S. Borrower may have to this U.S. Borrower Guaranty by reason of an election of remedies by the Guaranteed Creditors and (2) any rights or defenses the U.S. Borrower may have by reason of protection afforded to the German Borrower pursuant to the antideficiency or other laws of California limiting or discharging the German Borrower’s indebtedness, including, without limitation, Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure. In furtherance of such provisions, the U.S. Borrower hereby waives all rights and defenses arising out of an election of remedies of the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure destroys the U.S. Borrower’s rights of subrogation and reimbursement against the German Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(f) The U.S. Borrower warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

12.09 Maximum Liability. It is the desire and intent of the U.S. Borrower and the Guaranteed Creditors that this U.S. Borrower Guaranty shall be enforced against the U.S. Borrower to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the U.S. Borrower under this U.S. Borrower Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the U.S. Borrower’s obligations under this U.S. Borrower Guaranty shall be deemed to be reduced and the U.S. Borrower shall pay the maximum amount of the Relevant Term Loan Guaranteed Obligations which would be permissible under applicable law.

SECTION 13. Limitation on German Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the German Borrower, the European Parent Guarantors or any other Foreign Subsidiary of Aleris or any Domestic Subsidiary of a Foreign Subsidiary of Aleris guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any Term Obligation of any U.S. Credit Party under this Agreement or any of the other Credit Documents. All provisions contained in any Credit Document shall be interpreted consistently with this Section 13 to the extent possible, and where such other provisions conflict with the provisions of this Section 13, the provisions of this Section 13 shall govern.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Michael D. Friday
	Name:	Michael D. Friday
	Title:	Executive Vice President and Chief Financial Officer

AURORA ACQUISITION MERGER SUB, INC.

By:	/s/ Clive Bode
	Name:	Clive Bode
	Title:	Vice President

ALERIS DEUTSCHLAND HOLDING GMBH

By:	/s/ Michael D. Friday
	Name:	Michael D. Friday
	Title:	Geschaeftsfueres

Amended and Restated Term Loan Agreement

EXECUTION COPY

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

Amended and Restated Term Loan Agreement